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                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                       AMERICAN AXLE & MANUFACTURING, INC.

                                       AND

                           GENERAL MOTORS CORPORATION

                                February 18, 1994

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                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement ("Agreement") is dated as of February 18, 1994, by and between AMERICAN AXLE & MANUFACTURING, INC., a Delaware corporation ("AAM"), and GENERAL MOTORS CORPORATION, a Delaware corporation ("GM").

     The purpose of this Agreement is to set forth the terms and conditions applicable to the sale to AAM of the Assets of the Final Drive and Forge Business Unit heretofore conducted by GM through its Saginaw Division and the establishment by AAM and GM of a Strategic Partnership for the production of products formerly manufactured by the Final Drive and Forge Business Unit.

     Now, therefore, in consideration of that purpose and for good and valuable consideration had and received and the mutual covenants and agreements hereinafter set forth, AAM and GM agree as follows:

Definitions

     The following terms, as used herein, shall have the following meanings whether used in the singular or plural (other terms are defined in Sections to which they pertain):

     "AAM" means American Axle & Manufacturing, Inc., a Delaware corporation.

     "Affiliate" means a company, partnership or other entity in which a Party owns, directly or indirectly, more than fifty (50) percent of the outstanding capital stock or other equity interests.

     "Agreement" means this Agreement including its Exhibits which are incorporated by reference herein.


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     "Ancillary Agreements" means, collectively, the Ancillary Agreements described in Section 8.1.4.

     "Assets" see Section 1.1.

     "Assumed Obligations" see Section 3.1.

     "Authorized Signatory" means a person with the legal

authority to act for, and whose signature shall be binding upon, a Party.

     "Book Value" means the record amount of the Assets as shown on GM's books with inventories valued at the lower of actual cost (including actual burden rates) or market on a first-in, first-out basis and otherwise determined in accordance win generally accepted accounting principles. Certain finished goods inventory will be valued at the selling price.

     "Business" means the operations of the Final Drive and Forge Business Unit conducted heretofore and through the Closing by GM from manufacturing facilities located in Detroit, Michigan and Hamtramck, Michigan; Three Rivers, Michigan; Buffalo, New York; and Tonawanda, New York; and the leased office facility located in Saginaw, Michigan.

     "Class A Preferred Stock" means AAM's Class A Variable Rate Non-Voting Convertible Preferred Stock, which shall have the terms set forth in AAM's Amended and Restated Certificate of Incorporation attached hereto as Exhibit 8.2.5.

     "Class B Preferred Stock" means AAM's Class B 8% Non-Voting Preferred Stock, which shall have the terms set forth in AAM's Amended and Restated Certificate of Incorporation attached hereto as Exhibit 8.2.5.


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     "Closing" see Section 9.1.

     "Contract" see Section 4.1.12.

     "EDS" means Electronic Data Systems Corporation, a GM Affiliate.

     "Employee Benefit Plan" means any Employee Pension Benefit Plan, Employee Welfare Benefit Plan or any other material vacation, severance, bonus or other benefit plan or program, whether or not subject to ERISA.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).


     "Environmental Laws" see Section 6.17.A.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Estimated Closing Date Statement" see Section 2.1.1.

     "Excess Inventory" means Inventory (excluding Non-Productive Inventory) of which the on-hand quantity exceeds Requirements.

     "Excluded Assets" see Section 1.2.

     "Final Closing Date Statement" see Section 2.1.1.

     "GM" means General Motors Corporation, a Delaware corporation, including its unincorporated division known as the Saginaw Division.

     "GMCL" means General Motors of Canada Limited.

     "GMCL Facility" means GMCL's facility in St. Catharine's, Ontario, Canada.

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     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as
amended.

     "IAM" means the International Association of Machinists.

     "including" means including without limitation unless otherwise specifically indicated.

     "Inventory" see Section 1.1.2.D.

     "knowledge" or "best knowledge" as it relates to the knowledge of GM or any of the Affiliates of GM means the knowledge of the Saginaw Finance Director, the Final Drive and Forge Business Unit Director, and the plant managers at each facility of the Business, after all reasonable inquiry with appropriate personnel of GM with respect to the subject matter involved.

     "Non-Productive Inventory" means (i) Inventory of materials consumed in the manufacturing process but not incorporated into the finished products, and (ii) replacement parts used to service machines, both of which are recorded on the balance sheet of GM as an asset.

     "Obsolete Inventory" means inventory for which no Requirements exist.

     "Party" or "Parties" means AAM or GM or both.

     "Permitted Encumbrances" see Section 4.1.4.C.


     "Preferred Stock" means, collectively, the Class A Preferred Stock and the Class B Preferred Stock.

     "Purchase Price" see Section 2.1.

     "Real Property" see Section 1.1.1.


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     "Requirements" means the quantity of Inventory, excluding Non-Productive
Inventory, necessary to meet all GM's requirements, including the GM parts and service organization, over the 6 months following the date of the Closing.

     "Saginaw Sublease" see Section 8.1.9.

     "Strategic Partnership" has the meaning set forth in the letter attached hereto as Exhibit 1.1; provided, however, that such term does not mean and shall not be deemed to imply that any partnership (as such term is understood under applicable partnership law) exists between GM or any of its Affiliates and AAM with respect to the imposition of liability to third parties including, with respect to tax matters; and neither AAM nor GM or any its Affiliates shall have the authority to legally bind or create any obligation on behalf of the other.

     "Taxes" means any federal, state, local or foreign tax or assessment (including any interest or penalties).

     "Tax Return" means any return, declaration, report, claim for refund or information return or statement, or any other similar filings, related to Taxes, including any schedule or attachment thereto.

     "Technical Documentation" see Section 1.1.3.C.

     "Transfer Documents" see Section 8.1.3.

     "UAW" means the International Union, United Automobile, Aerospace, and Agricultural Implement Workers of America.


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                           I. CONVEYANCE OF THE ASSETS

     1.1. Assets. Upon the terms and subject to the conditions of this Agreement, at Closing GM shall sell, transfer, assign, convey and deliver to AAM, and AAM shall purchase, accept and acquire from GM, all of GM's right, title and interest in and to all of the assets, properties and rights (contractual or otherwise), exclusively used in or relating to the Business of every kind, nature and description, real, personal and mixed, tangible and intangible, known or unknown, wherever located (collectively, the "Assets"), except for the Excluded Assets described in Section 1.2, including the following:

     1.1.1. Real Property. Fee simple title to all real property owned by GM and utilized in the Business, consisting of all interests of GM in the real property described or shown on Exhibit 1.1.1 attached hereto and made a part hereof, or, in the case of the Tonawanda, New York facility, the real property to be transferred to AAM as set forth in Exhibit 7.4, together with all appurtenant rights, buildings, fixtures and improvements situated thereon, thereunder or therein (collectively, the "Real Property"). Specifically, the Real Property shall include (i) good, valid and marketable indefeasible fee simple absolute title to each of the Detroit and Three Rivers, Michigan, and Buffalo, New York, properties described or shown on Exhibit 1.1.1., as well as the Tonawanda, New York property, as described on Exhibit 7.4, in each case free and clear of all mortgages, pledges, liens, security interests, encumbrances and restrictions of any nature other than Permitted Encumbrances (as defined in Section


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4.1.4.), and (ii) all of GM's right, title, estate and interests in and to the real property leases listed in Exhibit 1.1.2.C. A current land survey showing improvements and easements on the owned Real Property will be provided prior to date of the Closing as more fully set forth in Section 7.3.A. The parties acknowledge that due to lack of timely availability of definitive surveys for each property, the descriptions and drawings constituting Exhibit 1.1.1 may be imprecise. Accordingly, the parties agree that prior to Closing, with each party acting reasonably and in good faith, definitive legal descriptions for each property shall be prepared in the case of the Tonawanda property and finalized as to the Detroit, Three Rivers and Buffalo properties based on the final accepted surveys described in Section 7.3. The parties further agree that the Assets shall include a subleasehold estate in favor of AAM for up to three full floors of the so-called Towers Building in Saginaw, Michigan presently prime leased by GM from an independent third party prime landlord. An acceptable Saginaw Sublease shall be finalized as a condition to Closing as set forth in
Section 8.1.9.

     1.1.2. Personal Property.

          A. All machinery and equipment, including material handling equipment, business machines, furniture, fixtures, tooling, testing equipment, in-factory vehicles, trucks, expense materials, model shop equipment, in-process containers, laboratory test equipment and fixtures (including those located at the Trilon test facility in Saginaw, Michigan),


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                                                                               8

supplies, stores, hardware, office equipment, and other tangible personal property (including replacement, spare and maintenance parts designed for use with the Assets of the Business) owned by GM at the date of the Closing, and used exclusively in the current manufacture of products at or for the Business or otherwise used exclusively in the Business, whether located on or near the Real Property or at the place of business of a vendor, including those items listed in Exhibit 1.1.2. A.

     B. All records located at the Real Property or related exclusively to the Business as of the Closing, but excluding any records which are subject to any privilege of the nature described on Exhibit 1.1.2.B. which would be lost if such records were transferred to AAM, a list of which will be delivered to AAM prior to Closing and excluding all GM internal environmental audit reports other than those referred to in Article VI hereof, all environmental bulletins prepared by GM and provided to the Business prior to the Closing, EMIS software and documents and Purdue University course materials.

     C. Subject to Article III, all claims and rights under contracts, agreements, contract rights, real and personal property leases, license agreements, franchise rights and agreements, policies, purchase and sales orders, quotations and executory commitments, instruments, guaranties, indemnifications, arrangements, and understandings of GM or any of its Affiliates (except EDS), whether oral or written, to which GM or any of its Affiliates (except EDS) is a party and relating exclusively to


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the Business, including the Contracts listed on Exhibit 1.1.2.C., but excluding the contracts listed on Exhibit 3.1.

     D. All inventory, including raw materials, component parts, work-in-process, Non-Productive Inventory and finished products owned by GM as of the date of Closing relating exclusively to the Business and whether or not reflected as assets on the books of the Business, wherever such inventories may be located, other than Excess Inventory and Obsolete Inventory (collectively "Inventory").

     1.1.3. Patents and Technical Information.

     A. The patents listed in Exhibit 1.1.3, subject, however, to the reservation to GM or any of its Affiliates of a non-exclusive, non-transferable, royalty-free and irrevocable license for all purposes other than to make, have made, use or sell items which GM is obligated to purchase exclusively from AAM pursuant to the Component Supply Agreement, substantially the form of which is attached hereto as Exhibit 8.1.4.D. (the "Component Supply Agreement"), and for all purposes without limitation whatsoever upon expiration of the term or termination of the Component Supply Agreement relative to any Family or Families (as defined in the Component Supply Agreement) of products.


     B. A non-exclusive, royalty-free and irrevocable license under all patents owned by GM and its Affiliates (other than EDS) which pertain, but not primarily, to the design or manufacture of the products of the Business (including


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components, parts and accessories designed or manufactured by Affiliates, subsidiaries, divisions or units of GM other than the Business heretofore conducted by GM through its Saginaw Division) to make, have made, use and sell the products of the Business and any other products developed or otherwise acquired by AAM. Unless otherwise agreed to by GM in writing, the license granted by this clause shall be sublicensable to third parties only to make, have made, use, and/or sell to or on behalf of AAM.

     C. All documented technical information ("Technical Documentation") currently in the files of the Business and owned by GM and its Affiliates (other than EDS) which pertains to the design or manufacture of the products of the Business (exclusive of components, parts and accessories designed or manufactured by Affiliates, subsidiaries, divisions or units of GM other than the Business as heretofore conducted by GM through its Saginaw Division); provided, however, that GM and its Affiliates may retain copies of such Technical Documentation and a nonexclusive, non-transferable, royalty-free and irrevocable license for all purposes other than to make, have made, use and sell items which GM is obligated to purchase exclusively from AAM pursuant to the Component Supply Agreement and for all purposes without limitation whatsoever upon expiration of the term or termination of the Component Supply Agreement relative to any Family or Families (as defined in the Component Supply Agreement) of products.

     D. A non-exclusive, royalty-free and irrevocable license under all Technical Documentation currently in the files


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of or available to the Business and owned by GM and its Affiliates (other than
EDS) which relates, but not primarily, to the design or manufacture of the products of the Business (including components, parts and accessories designed or manufactured by Affiliates, subsidiaries, divisions or units of GM other than the Business heretofore conducted by GM through its Saginaw Division) to use such Technical Documentation to make, have made, use and sell the products of the Business and any other products developed or otherwise acquired by AAM. Unless otherwise agreed to by GM in writing, the license granted by this clause shall be sublicensable to third parties only to make, have made, use, and/or sell to or on behalf of AAM.


     1.1.4. Government Licenses, Permits and Approvals. All franchises, licenses, permits, consents, authorizations, approvals and certificates of any regulatory, administrative or other government agency or body issued to GM and that are currently used or will be used at the time of the Closing for the purpose of carrying on the Business or that relate to the Assets, including those listed in Exhibit 1.1.4 (the "Permits"), to the extent that GM or any of its Affiliates has the power, authority or right to transfer or assign such licenses, permits or approvals.

     1.1.5. Administrative Assets. All of the books and records of GM relating exclusively to the Business or the Assets (exclusive of any such item subject to a privilege, the nature of which is identified on Exhibit 1.1.2.B. and a list of which will be delivered to AAM prior to the date of Closing), including


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advertising and promotional materials, catalogues, price lists, correspondence, mailing lists, customer lists, vendor lists, photographs, production data, sales materials and records (regardless of the media on which they are stored), purchasing materials and records, personnel records of employees (subject to Section 1.2.1), labor relations records, manufacturing and quality control records and procedures, research and development files extant at the Real Property or located outside the Real Property if such files relate exclusively to the patents listed in Exhibit 1.1.3 or products manufactured by the Business, records, data and laboratory books, billing records, accounting records, sale order files, tool routings, labor routings, inspection processes and equipment lists, picture process sheets, process procedures, equipment prints and specifications, facility blueprints, service blueprints and plant layouts and environmental records and reports (excluding all GM internal environmental audit reports other than those referred to in Article VI hereof, all environmental bulletins prepared by GM and provided to the Business prior to the Closing, EMIS software and documents and Purdue University course materials). GM shall make such information available to AAM in machine readable form to the extent it is in GM's files in such form.

     1.1.6. Legal Claims. All actions, causes of action, judgments and claims or demands exclusively in favor of the Business of whatever kind or description, but excluding any such actions, causes of action, judgments, claims or demands which are


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the subject of litigation commenced by or against GM or a GM Affiliate prior to the date of Closing.


     1.1.7. Emission Credits. All emission offsets and emission reduction credits which have accrued as a result of changes in operations or the shutdown of equipment or processes of the Business, to the extent such credits can be transferred by GM.

     1.2. Excluded Assets. Notwithstanding anything to the contrary in Section
1.1 of this Agreement, the following rights, properties and assets ("Excluded Assets") shall not be included in the sale of Assets:

     1.2.1. Personnel and Medical Records. All personnel and medical records of employees and retired former employees of GM who worked at any time for any reason at the Business for whom a record exists on the date of the Closing; provided, however, AAM will be provided the originals of all personnel and medical records of former GM employees who have accepted employment with AAM. Upon written request of GM, AAM shall promptly provide copies of any and all of these records to GM, at GM's sole expense. AAM hereby agrees to provide all GM employees who have accepted employment with AAM with written notice that AAM has requested GM to deliver such employees' personnel and medical records to AAM. If, within fourteen (14) days after receiving such notice, an employee notifies GM of his objection to having his medical records delivered to AAM, such employee's medical records may be retained by GM.


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     1.2.2. Dispositions. All of the inventories, products, rights, properties and assets of the Business which shall have been transferred or disposed of by GM prior to Closing in the ordinary course of business; provided that (i) none of the Real Property shall be transferred or encumbered without the prior written consent of AAM, and (ii) the Saginaw Prime Lease shall not be terminated or extended or amended in a manner which adversely affects the Saginaw Sublease without the prior written consent of AAM.

     1.2.3. Trademarks. All GM trademarks, trade names and service marks, provided, however, AAM may sell or dispose of any existing Inventory of products bearing any GM trademark or related corporate name or trade name.

     1.2.4. Third Party and GM Assets. All assets located at the Real Property owned by third parties, including EDS, listed in Exhibit 1.2.4, and that property of GM located at the Real Property and listed on Exhibit 1.2.4. Data processing hardware, software and know-how owned by EDS will be transferred, or the use thereof licensed, to AAM under the Agreement for Information Technology, attached hereto as Exhibit 8.1.4.I. Any property of GM listed on Exhibit 1.2.4. shall be provided by GM to AAM at no charge and GM agrees to keep such property in good working condition and to maintain such property at such levels as are reasonably necessary for AAM to provide to GM the services contemplated by the Component Supply Agreement.



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                                                                              15

     1.2.5. Cash, Cash Equivalents and Accounts Receivable. All cash, bank accounts, cash equivalents and accounts receivable of the Business as of Closing.

     1.2.6. Vehicles. All GM company vehicles, other than those listed on
Exhibit 1.1.2.A.

     1.2.7. Tax Refunds. Any refund of Taxes, or claim for refund of Taxes, of any kind relating to any period on or prior to the date of the Closing, and any deferred Tax assets of GM.

     1.2.8. Litigation Matters. All actions, causes of action, judgments, claims or demands which are the subject of litigation commenced by or against GM or a GM Affiliate on or prior to the date of Closing.

     1.2.9. EMIS. GM's environmental management information systems, computer software and related documentation.

     1.2.10. Excluded Contracts. The contracts listed on Exhibit 3.1.

     1.3. Exhibits. While the various Exhibits to this Agreement are intended to be complete, to the extent that any Assets are intended to be transferred to AAM pursuant to Section 1.1., or not retained by GM pursuant to Section 1.2., but do not appear on the applicable Exhibits, such Assets shall be the property of AAM. On and after the Closing, GM shall prepare, execute and deliver, at GM's expense, such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action, as AAM shall reasonably request at any time or from time to time in order to perfect, confirm or evidence in AAM title to all or any part of the Assets


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or to consummate, in any other manner, the terms and conditions of this
Agreement. Should it be determined after the date of the Closing that property, books, records or other materials that were not intended to be transferred to AAM were transferred, AAM shall promptly return them at no cost to GM.

     1.4. Nonassignable Permits, Licenses, Leases and Contracts.

     1.4.1. Nonassignability. Except as otherwise provided in Section 1.4.3., to the extent that any contract or other agreement listed on Exhibit 1.1.2.C. or any license, permit or approval or any other contract, agreement or commitment included in the Assets is not capable of being assigned, transferred or subleased by the Closing without the consent or waiver of the issuer thereof or the other party thereto or any third party (including a governmental entity), or if such assignment, transfer or sublease or attempted assignment, transfer or sublease would constitute a breach thereof, or a violation of any law, decree, order, regulation or other governmental edict, this Agreement shall not constitute an assignment, transfer or sublease thereof, or an attempted assignment, transfer or sublease thereof, unless any such consent or waiver is obtained.

     1.4.2. GM to Use All Reasonable Efforts. GM shall, at its sole expense, use all reasonable efforts, and AAM shall cooperate with GM, to obtain the consents and waivers and to resolve the impediments to assignment referred to in Section 1.4.1, and to obtain any other consents and waivers necessary to convey to AAM any other of the Assets; provided, however, that


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neither GM nor AAM shall be obligated to pay any consideration therefor to the party from whom the consent or waiver is requested.

     1.4.3. Consents Required of GM or Its Affiliates. Without limiting the generality of Section 1.4.2, GM shall, at its sole expense, obtain the consents and waivers and resolve the impediments to any assignment referred to in Section
1.4.1 with respect to which GM or any Affiliate (other than EDS) of GM is the party from whom consent is required.

     1.4.4. If Waivers or Consents Cannot be Obtained. To the extent that the consents and waivers referred to in Section 1.4.1 are not obtained by GM, or until the impediments to transfer referred to therein are resolved, GM shall, during the two (2) year period commencing with the Closing, use all reasonable efforts, at its expense, to (i) provide to AAM the benefits of any permit or approval and of any contract, license or other agreement, all as referred to in
Section 1.4.1, to the extent involving the Business, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to AAM, without incurring any financial obligation to AAM other than to provide such benefits, and (iii) enforce for the account of AAM any rights of GM arising from the licenses, permits and approvals and the contracts or other agreements referred to in Section 1.4.1 against such issuer thereof or other party or parties thereto (including the right to elect to terminate in accordance with the terms thereof on the advice of AAM). At the end of such two (2) year period, GM shall have no further obligations


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hereunder with respect to such licenses, permits and approvals and such contracts and other agreements and the failure to obtain any necessary consent or waiver with respect thereto shall not be a breach of this Agreement.

     1.4.5. Obligation of AAM to Perform. To the extent that AAM is provided the benefits pursuant to Section 1.4.3 of any license, permit or approval or any contract or other agreement, AAM shall perform, on behalf of GM, for the benefit of the issuer thereof or the other party or parties thereto the obligations of GM thereunder or in connection therewith, but only to the extent that (i) such action by AAM would not result in any material default thereunder or in connection therewith, and (ii) such obligation would have been an obligation assumed by AAM pursuant to Article III but for the nonassignability or nontransferability thereof, and if AAM shall fail to perform to the extent required herein, GM, without waiving any rights or remedies that it may have under this Agreement, may suspend its performance under Section 1.4.3 in respect of the instrument which is the subject of such failure to perform unless and until such situation is remedied.

     1.5. St. Catharine's Equipment. Title to and delivery of the St. Catharine's equipment shall occur on the date and in the manner set forth in the Option to Purchase Equipment Agreement to be executed by GM, the form of which is attached hereto as Exhibit 8.1.4.E. (the "St. Catherine's Option Agreement").


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                               II. PURCHASE PRICE.

     2.1. Purchase Price. The purchase price (the "Purchase Price") for the Assets shall be equal to the sum of:

     (i) one hundred percent (100%) of the Book Value of the Inventory, (excluding Excess Inventory and Obsolete Inventory) less Seven Million Dollars ($7,000,000) (the "Inventory Purchase Price"), plus

     (ii) interest, at the rate of 6% per annum, for a period of twenty-five
          (25) days on the aggregate amount of the accounts receivable of Ford, Isuzu and New Venture Gear outstanding on the date of the Closing, plus

    (iii) Two Hundred Million Dollars ($200,000,000) by the delivery by AAM of Class A Preferred Stock, plus

     (iv) Five Hundred Thousand Dollars ($500,000) by the delivery by AAM of Class B Preferred Stock.

The Inventory Purchase Price shall be subject to revaluation as provided in
Section 2.1.1 and shall be payable as provided in Section 2.2. The amounts set forth in subsections (ii), (iii), and (iv) above shall be payable as provided in
Section 2.2. The Purchase Price shall be allocated among the Assets as provided in Section 2.3.

     2.1.1. Determining Inventory Purchase Price.

     A. GM shall deliver to AAM, on the date of the Closing, an estimated statement of the Book Value of the Inventory (excluding Excess Inventory and

Obsolete Inventory) to be transferred as of the close of business on the date of the Closing (the "Estimated Closing Date Statement"), which statement shall be based on the physical audit of the Inventory described herein. During the week of December 27, 1993, GM, at its sole


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expense, conducted a physical audit of the Inventory in accordance with procedures agreed upon by the parties. AAM had representatives present to observe the physical audit. By May 2, 1994, GM shall prepare and deliver to AAM a statement of Inventory as of the date of closing (excluding Excess Inventory and Obsolete Inventory) (the "Closing Date Statement"), which statement shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis, and shall be accompanied by an audit report of the firm of Deloitte & Touche stating that (i) examination of the Closing Date Statement has been made in accordance with generally accepted auditing standards, and (ii) in their opinion, the Closing Date Statement has been prepared in accordance with generally accepted accounting principles applied on a consistent basis. GM shall pay the expenses of Deloitte & Touche in connection with such audit report.

     B. During the period between the date of the Closing and May 2, 1994, AAM and its accountants shall be permitted to review with GM and its accountants the proposed Closing Date Statement, and AAM and its accountants shall on and after the date of the Closing have full access upon reasonable notice and at all reasonable times during normal business hours to the work papers and supporting records of GM and its accountants so as to pc.mit AAM and its accountants to make copies of such work papers and supporting records and to allow AAM to become informed concerning all matters relating to the preparation of the Closing Date Statement and the accounting


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                                                                              21

procedures, methods, tests and approaches being utilized in connection therewith. If AAM does not notify GM that in AAM's judgment modifications to the Closing Date Statement are required within thirty (30) days after its receipt, AAM shall be deemed to have accepted the Closing Date Statement and such Statement shall be deemed to be the Final Closing Date Statement (as defined below); provided, however, that such deemed acceptance of AAM shall not modify or alter the representations and warranties of GM contained in this Agreement. If within thirty (30) days after the Closing Date Statement is delivered to AAM by GM, AAM notifies GM that in AAM's judgment modifications are required to be made in order for the Closing Date Statement to present fairly the Book Value of the Inventory (excluding Excess Inventory and Obsolete Inventory), the Closing Date Statement shall be so modified unless within fifteen (15) days after receipt of notice from AAM that modifications should be made, GM notifies AAM of GM's disagreement with respect to any of the modifications. GM and AAM shall have fifteen (15) days to resolve the items of disagreement. If the items of disagreement cannot be resolved in such fifteen (15) day period, the modifications subject to such disagreement shall be determined by Arthur Andersen & Co. (the "Independent Public Accountant") in accordance with the terms of this Agreement, on the basis of such procedures as the Independent Public Accountant, in its sole judgment, deems applicable and appropriate, taking into account the nature of the issues, the amount(s) in dispute and the respective positions asserted by the parties. The Independent Public Accountant shall review only the matters in dispute and as promptly as practicable deliver to GM and AAM a statement in writing setting forth its determination as to the proper treatment of the modifications as to which there was disagreement, and such determination shall be final and binding upon the parties hereto without any further right of appeal. All charges of the Independent Public Accountant incurred in making such determination shall be borne equally by GM and AAM. The Closing Date Statement as accepted by AAM, with such changes, if any, as have been agreed to by GM or determined by the Independent Public Accountant, or both, shall be hereinafter referred to as the Final Closing Date Statement.

     2.1.2. Pre-Closing Expenses.

     A. AAM shall be reimbursed by GM for costs, liabilities and expenses with respect to the Business relating to periods prior to the Closing paid or to be paid by AAM, excluding, however, any costs or expenses incurred by AAM on or prior to the date of Closing relating to the acquisition of the Business. All such costs, liabilities and expenses shall be prorated as of the Closing and paid by GM on demand when and as the same become due and payable. Prorations with respect to real estate taxes are provided for in Section 7.5.

     2.2. Payment of Purchase Price.

     A. On the date of the Closing, AAM shall (i) deliver to GM a promissory note (the "Estimated Note") in an amount equal to the estimated Inventory Purchase Price (based on the Estimated Closing Date Statement), (ii) pay by wire transfer an amount equal to the interest payable under subsection 2.1 (ii) to the account of GM's Asset Sale Account at Citibank, New York City, Account No. 4063-7874, (iii) issue to GM 13,334 shares of the Class A Preferred Stock, and (iv) issue to GM 50 shares of the Class B Preferred Stock.

     B. Within ten (10) days after the acceptance and approval by AAM of the

Final Closing Date Statement or the final resolution by the Independent Public Accountant of any disagreement of the Parties with respect to the Final Closing Date Statement in accordance with Section 2.1.1.B., GM shall return to AAM the Estimated Note and AAM shall deliver to GM a replacement promissory note (the "Replacement Note") having a principal amount equal to the amount of the Book Value of the Inventory set forth in the Final Closing Date Statement as approved by AAM or determined by the Public Accountant less Seven Million Dollars ($7,000,000).

     2.3. Allocation of Purchase Price. The parties hereby agree to allocate the portion of the Purchase Price allocable to the Buffalo, New York, property and the Tonawanda, New York, property in accordance with the amounts specified on the Valuation Agreement attached as Exhibit 7.6.C. The Parties shall endeavor to agree on an allocation of the remainder of the Purchase Price and the Assumed Obligations among the Assets within one hundred eighty (180) days following the Closing. In the event the Parties cannot agree upon the allocation of the remainder of the Purchase Price and the Assumed Obligations among the Assets, each Party shall use its own allocation of the Purchase Price and the Assumed Obligations for all purposes, and neither Party shall be bound to utilize the allocation determined by the other Party except as otherwise provided in the first sentence of this Section 2.3.

         III. ASSUMPTION OF OBLIGATIONS: NON-ASSUMPTION OF LIABILITIES.

     3.1. Assumption of Certain Obligations. At and as of the Closing, except as set forth on Exhibit 3.1, AAM shall assume and agree to perform all of the obligations of GM under all contracts, leases, and other commitments listed on
Exhibit 1.1.2.C., all other contracts, leases, and other commitments of GM with respect to the Business, no one of which will involve the expenditure after the date hereof by any party thereto of $100,000 or more in the aggregate, and licenses and permits listed on Exhibit 1.1.4. after the date of the Closing to the extent the same arise and are first required to be performed after the date of the Closing (the "Assumed Obligations").

     3.2. Non-Assumption of Liabilities. With the exception of the Assumed Obligations, AAM shall not by the execution and performance of this Agreement, or otherwise, assume or otherwise be responsible for any liability or obligation of any nature of GM or any of its Affiliates, or claims of such liability or obligation, matured or unmatured, liquidated or unliquidated, fixed or contingent, or known or unknown, whether arising out of occurrences prior to, on or after the date hereof, including those arising from: (i) any occurrence or circumstance (whether known or unknown) which occurs or exists prior to, on or after the date hereof and which constitutes, or which by the lapse of time or delivery of notice (or both) would constitute, a breach or default under any lease, contract, instrument or agreement of GM or any of its Affiliates (whether written or oral); (ii) any injury to or death of any person or damage to or destruction of any property, arising out of the occurrence of any event on or prior to the date of the Closing, regardless of whether such injury, death, damage or destruction occurs prior to, on or after the date of the Closing and whether based on GM's or any of its Affiliates' negligence, breach of warranty, breach of contract, products liability, strict liability or any other theory; (iii) any violation of the requirements of any governmental authority or of the rights of any third person; (iv) subject to
Section 11.14, any liabilities, obligations or commitments for Taxes of GM or any of its Affiliates or predecessors, or any other liabilities, obligations or commitments for Taxes arising with respect to the conduct of the Business or the ownership of the Assets on or prior to the date of Closing; or (v) any employee benefit plan or any other fringe benefit program maintained by GM or any of its Affiliates or to which GM or any of its Affiliates contributes or any contributions, benefits or liabilities therefor or any liability for GM's or any of its Affiliates' withdrawal or partial withdrawal from, or termination of, any such plan or program or any liability of GM or any of its Affiliates for severance pay, vacation pay or any other type of compensatory arrangement with employees or former employees. This Section 3.2 shall not relieve the parties of their obligations under Articles V or VI.

                       IV. REPRESENTATIONS AND WARRANTIES.

     4.1. Representations and Warranties of GM. GM represents and warrants to AAM as follows:

     4.1.1. Corporate Data. GM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power to own, hold or lease the Assets and to carry on the Business as presently conducted.

     4.1.2. Authority; Binding Effect. GM has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein. The execution, performance and consummation of this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of GM and its Affiliates. This Agreement is, and the Ancillary Agreements will be when executed and delivered, valid and legally binding obligations of GM and its Affiliates, enforceable against GM and its Affiliates in accordance with their respective terms.

     4.1.3. Qualification. GM or an appropriate GM Affiliate is duly qualified or licensed and in good standing as a corporation, duly authorized to do business in all jurisdictions, including the states of Michigan and New York, where it owns or leases real property or maintains stocks of business inventories relating to the Business, or where the failure so to qualify or to be so licensed would have a material adverse effect on the condition, assets, revenues, business, operations or affairs (financial and otherwise) of the Business.

     4.1.4. Title to Assets, etc.

     A. Title. GM has good and marketable title to the Assets (excluding the Real Property, the title to which is addressed in Section 4.1.4.C. below), free and clear of any mortgage, pledge, lien, security interest or encumbrance. The Assets referred to in Section 1.1, and all assets referred to in Section 1.2 and defined as Excluded Assets constitute all of the properties and assets that GM uses or holds exclusively in connection with the Business, and, except for additions and dispositions in the ordinary course of business, such Assets and Excluded Assets include all properties and assets the use of which are necessary for the continued conduct of the Business after the Closing as it is now being conducted.

     B. Nonconforming Use. GM has no knowledge and no reason to believe that the current use of property, plant or equipment included in the Assets is dependent on any nonconforming use or other permit.

     C. Title and Condition of Real Property. Except as set forth in Exhibit
4.1.4. (the "Permitted Encumbrances") and as to real property leased pursuant to real property leases listed on Exhibit 1.1.2.C., GM has good, valid, marketable and insurable indefeasible fee simple title to the Real Property. The Real Property constitutes all of the real estate now used in and necessary for the conduct of the business of GM as presently conducted at the Detroit and Three Rivers, Michigan, and Buffalo,

New York, sites and at the Forge Facility at Tonawanda, New York, respectively. Except as set forth in Exhibit 4.1.4, the Real Property is held free and clear of all mortgages, pledges, liens, security interests, encumbrances and restrictions of any nature whatsoever, including (i) rights or claims of parties in possession; (ii) easements or claims of easements not shown by public records or the Surveys; (iii) encroachments, overlaps, boundary line or water drainage disputes except as set forth on the Surveys; (iv) any lien or right to a lien for services, labor or material furnished; (v) special tax or other assessments;
(vi) options to purchase, leases, tenancies, or land contracts; (vii) contracts,

covenants, or restrictions which restrict the use of the Real Property in a manner inconsistent with the present use; and (viii) to GM's knowledge, violations of zoning, fire, safety, building, and other laws, ordinances and regulations applicable to the Real Property, excluding pollution and environmental control laws, ordinances and regulations. Exhibit 1.1.1 contains or shows by description or drawing each parcel of real property owned or used by GM in the conduct of its business at Detroit and Three Rivers, Michigan, and Buffalo, New York, and Exhibit 7.4 contains a description of real property owned or used by GM in the conduct of its business at Tonawanda, New York, respectively. To GM's knowledge, except as set forth on Exhibit 4.1.4.C., there are no hidden material structural defects in the exterior walls or the interior bearing walls, the foundation or the roof of any plant, building, garage or other such structure located on the Real Property and the electrical, plumbing and heating systems, and the air conditioning system, if any, of any such plant, building, garage or structure are in reasonable operating condition in light of their age and prior use. Except as may be disclosed on Exhibit 4.1.4., the Company owns all oil, gas and other minerals in, on or under the Real Property and all rights with respect thereto and no other person or entity has any right or interest with respect thereto. To GM's knowledge, the utilities servicing the Real Property are adequate to permit the continued operation of the Business and there are no pending or threatened zoning, condemnation or eminent domain proceedings, building, utility or other moratoria, or injunctions or court orders which would materially affect such continued operation. GM has used all reasonable efforts to furnish or make available to AAM copies of all unrecorded easements, books, records, plans, specifications, blue prints, reports and other writings and drawings in its control or possession which relate exclusively to the Real Property (excluding all GM internal environmental audit reports other than those referred to in Article VI hereof, all environmental bulletins prepared by GM and provided to the Business prior to the Closing, EMIS software and documents and Purdue University course materials).

     4.1.5. Condition of Assets, Inventories, etc.

     A. EXCEPT FOR SUCH WARRANTIES AND REPRESENTATIONS SET FORTH IN ANY SECTION OR PROVISION OF THIS AGREEMENT OR IN ANY OF THE TRANSFER DOCUMENTS PURSUANT TO WHICH THE ASSETS WILL BE TRANSFERRED TO AAM, THE ASSETS ARE SOLD AND FURNISHED "AS IS, WHERE IS" AND WITH ALL FAULTS AND WITHOUT ANY REPRESENTATION OR

WARRANTY OF ANY NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND IN PARTICULAR WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A

PARTICULAR PURPOSE; and except as otherwise expressly provided for in this Agreement and/or the Transfer Documents, GM disclaims and AAM hereby waives any obligation, liability, right, claim or demand in contract, tort (including negligence and patent infringement), strict liability or otherwise with respect to the condition of the Assets. Without limiting the generality of the foregoing, AAM acknowledges and agrees that except for such warranties and representations expressly set forth in any Section or provision of this
Agreement: (i) GM neither represents nor warrants that the Assets or any part thereof sold under this Agreement will operate satisfactorily, (ii) GM shall have no liability or responsibility for the condition and/or operation of the Assets after transfer to AAM, and (iii) AAM is purchasing the Assets based solely upon its own inspection, evaluation, review and analysis and AAM assumes the entire risk associated with such inspection, evaluation, review and analysis being incomplete or inaccurate.

     B. All of the Inventory, other than Excess Inventory and Obsolete Inventory, (i) consists of a quality and quantity usable and saleable in the ordinary and usual course of business; and (ii) has been valued on a first-in, first-out basis at the lower of actual cost (including actual burden rates) or market price with certain finished goods inventory valued at the selling price.

     4.1.6. Litigation, Investigation or Inquiries. Exhibit 4.1.6 describes all pending litigation relating to the Business and to which GM or any of its Affiliates is named as a party. Except as identified in Exhibit 4.1.6, neither GM nor any Affiliate of GM is subject to any outstanding judgment, order, decree, arbitral award, stipulation or injunction which restrains, prohibits or declares illegal or questions the validity, or imposes or would impose substantial damages in connection with this Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby. Except as set forth on Exhibit 4.1.6, there is no claim, suit, action, litigation or proceeding, of any nature, civil, criminal, regulatory or otherwise, in law or in equity, and there are no proceedings or governmental investigations before any commission, court, arbitrator or governmental or other administrative agency, instrumentality or authority, filed, pending, or, to GM's knowledge, threatened against or affecting GM or its Affiliates, in each case which could have an adverse effect on the ability of GM to perform its obligations under this Agreement or any of the Ancillary Agreements or on the consummation of the transactions contemplated by this Agreement or on the ability of AAM to conduct the Business as it is presently being conducted. Further, except as set forth in
Exhibit 4.1.6, there are no pending citations, notices of violation, fines or penalties heretofore asserted against GM, nor, to GM's knowledge, does there exist any notice of any threats of citations, fines or penalties, which affect the Business or the Assets under any federal, state or local law relating to occupational health or safety, which remain unpaid or which otherwise encumber the Assets. GM has cured, or is in the process of resolving or curing, any defect or problem which resulted in the issuance of any such citation, fine or penalty. Further, AAM acknowledges that it is receiving the assets "as is", however, GM agrees to pay any Federal Occupational Safety and Health Administration (or State equivalent) losses, expenses or penalties resulting from or relating to any defects or problems cited on or before the 30th day following the date of Closing which become a Final Order. This agreement to pay by GM does not include fines which are the result of AAM's failure to enforce existing safety rules or OSHA or state equivalent standards, rules, regulations and orders, which shall be the sole responsibility of AAM or costs of abatement less than $1,200 per illustration of alleged violation. With respect to products manufactured by the Business, GM has made available to AAM copies of its non-privileged files containing all information with respect to (i) litigation, administrative proceedings and other pending customer claims relating to product performance or resulting from the manufacture, use or sale of the products, and (ii) other notifications concerning products.

     4.1.7. Patents, etc. Exhibit 1.1.3 is a complete list of patents, patent applications, and invention-disclosures awaiting patent application filing decision, owned by GM and its Affiliates (other than EDS) pertaining exclusively to the design or manufacture of the products of the Business (exclusive of components, parts and accessories designed or manufactured by affiliates, subsidiaries, divisions or units of GM other than the Business heretofore conducted by GM through its Saginaw Division). GM has made available to AAM copies of all of the materials set forth on Exhibit 1.1.3. GM has the right to transfer the Patents and Technical Documentation included in the Assets. None of the Patents or Technical Documentation has been knowingly misappropriated from any third person. Except as set forth on Exhibit 4.1.7, GM has received no claim or notice that the use of the Patents or the Technical Documentation infringes or results in a product that infringes upon the rights of any other person or entity, and GM has no knowledge of any such infringement. Except as listed in
Exhibit 4.1.7, GM has no knowledge of any infringement or improper use by any third party of the Patents or the Technical Documentation, and there is no action or proceeding instituted by or on behalf of GM in which an act constituting an infringement of any of the rights to the Patent and Technical Documentation was alleged to have been committed by a third party. GM has not knowingly taken or omitted to take any action which would have the effect of waiving any rights to the Patents and Technical Documentation, the waiver of which would adversely affect the conduct of the Business as it is presently being conducted or the use of the Assets or allow any third party to compete more effectively with the Business than it now does.

     4.1.8. Compliance with Other Instruments and Laws. Except as set forth in

Exhibit 4.1.8 and excluding any

Environmental Laws, National Labor Relations Act claims and claims under any federal, state, or local law related to occupational health or safety incurred in the ordinary course of business, the Business and the Assets are in compliance in all material respects with all applicable statutes, laws, ordinances, rules, governmental regulations promulgated, or judgments, decisions or orders entered, by any federal, state, local, or foreign court or governmental authority (the "Applicable Laws"). To GM's knowledge, except as set forth on Exhibit 4.1.8, GM is not under investigation with respect to, or been charged with or been given notice of any violation of any of the Applicable Laws as they relate to the Business. Exhibit 1.1.4. constitutes complete and accurate disclosure of all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the Business and the ownership and operation of the Assets, all of which have been duly obtained and, except as indicated on Exhibit 1.1.4, are in full force and effect, and there are no proceedings pending or, to the best of GM's knowledge, threatened, which may result in the revocation, cancellation or suspension, or any materially adverse modification, of any such permit, concession, grant, franchise, license or other governmental authorization or approval. To GM's knowledge, it is not in violation of any of the Permits, and there is no pending or, to the best of GM's knowledge, threatened proceeding which could result in the revocation, cancellation or inability of GM or AAM after the Closing to renew any Permit. The execution, delivery and performance of, and compliance with, this Agreement and the Ancillary Agreements will not result in any such violation or be in conflict with or constitute a default under any of the foregoing.

     4.1.9. Brokers, Finders. The transactions contemplated herein were not submitted to GM by any broker or other person entitled to a commission or finder's fee thereon, and were not with the consent of GM submitted to AAM by any such broker or other person. Neither GM nor any of its officers, directors or employees, has engaged any broker or finder or incurred or taken any action which may give rise to any liability against itself or the Assets for any brokerage fees, commissions, finders' fees or similar fees or expenses, no broker or finder has acted directly or indirectly for GM in connection with this Agreement or the transactions contemplated hereby and no investment banking, financial advisory or similar fees have been incurred or are or will be payable by GM in connection with this Agreement or the transactions contemplated hereby. GM shall indemnify and hold AAM harmless from and against any such fees described in this Section 4.1.9.

     4.1.10. Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or judicial authority or any other third party is required in connection with the valid execution, delivery and performance of this Agreement and the Ancillary Agreements by GM or the consummation by GM of the transactions contemplated hereby and thereby, except (i) for the matters set forth in Exhibit

4.1.10, (ii) in connection with contracts, leases, and other commitments, no one of which will involve the expenditure after the date hereof by any party thereto of $100,000 or more in the aggregate, and (iii) any approval required under the HSR Act.

     4.1.11. Absence of Certain Changes. Except as set forth in Exhibit 4.1.11, since December 31, 1993, GM has not, and from the date of this Agreement to the date of the Closing will not have, with respect to the Business or Assets (i) incurred any material obligations or liabilities, whether absolute, accrued, contingent or otherwise (including liabilities as guarantor or otherwise with respect to obligations of others), or incurred any obligations or liabilities other than in the ordinary course of business, (ii) mortgaged, pledged or subjected any of the Assets to any lien, lease, security interest or other charge or encumbrance, (iii) acquired or disposed of material assets or properties, or entered into any agreement or other arrangement for any such acquisition or disposition, or acquired or disposed of, or entered into any agreement to acquire or dispose of, any material assets or properties, other than in the ordinary course of business, (iv) increased the wages, salaries, compensation, pension or other benefits payable to any salaried employee other than in the ordinary course of business, (v) forgiven or canceled any debts or claims or waived any rights of a material value in the aggregate other than in the normal operation of its credit policies, (vi) entered into any transaction other than in the ordinary course of business, (vii) granted any rights or licenses under any of its patents used in the Business or entered into any licensing or distributorship arrangements, (viii) suffered any change other than changes in the ordinary course of its business, none of which has had, in any case or in aggregate, a material adverse effect on the Assets or the Business,
(ix) suffered any damage, destruction or loss, in any case or in the aggregate (whether or not covered by insurance), having a material adverse effect on the Assets or the Business, (x) suffered any labor trouble having a material adverse effect on the Assets or the Business, (xi) suffered any loss of customers having a material adverse effect on the Assets or the Business, or (xii) suffered any other event or condition of any character which materially and adversely affects or may reasonably be expected to materially and adversely affect the business operations (as now conducted or as currently proposed to be conducted), Assets, properties or prospects or condition (financial or otherwise) of the Business.

     4.1.12. Contracts.

     A. Exhibit 1.1.2.C is a list of all contracts, agreements, contract rights, leases, license arrangements, franchise rights and agreements, policies, purchase and sales orders, and executory commitments, instruments, guaranties, indemnification arrangements and understandings to which GM is a party (whether or not legally bound) or by which it or any of its properties is bound that relate exclusively to the Assets or the Business (including employment and consulting agreements, labor agreements, non-patent license and distribution agreements and arrangements among GM, its Affiliates and intradivisional facilities other than accounts receivable of GM arising from the sale of products in the ordinary course of business) and other than agreements, contracts and commitments for the purchase or sale of goods or services or lease of personal property in the ordinary course of business, no one of which (or no related set or number of which) will involve the expenditure after the date hereof by any party thereto of more than $100,000 in aggregate. The agreements, contracts and commitments listed on Exhibit 1.1.2.C, which are collectively referred to herein as the "Contracts," constitute all agreements, contracts and commitments necessary for the conduct of the Business as it is currently being conducted, other than accounts receivable of GM arising from the sale of products in the ordinary course of business and other agreements, contracts and commitments for the purchase or sale of goods or services or lease of personal property in the ordinary course of business, no one of which (or no related set or number of which) will involve the expenditure after the date hereof by any party thereto of more than $100,000 in aggregate. GM has furnished to AAM access to copies of the Contracts, and afforded AAM the opportunity to inspect them.

     B. Each of the Contracts is valid and in full force and effect. There is no default thereunder or claim of default and there has not occurred any event which, with the passage of time or the giving of notice (or both), would constitute a default thereunder, whether on the part of GM or, to the best of GM's knowledge, on the part of any other party thereto. There are no unresolved disputes under any of the

Contracts other than as disclosed in Exhibits 1.1.2.C, 4.1.6, or 4.1.8.


     C. Exhibit 1.1.2.C lists all collective bargaining agreements with any labor union or other representative of employees connected with the Business (including local agreements, amendments, supplements, letters and memoranda of understanding of any kind). GM is in compliance in all respects with each collective bargaining agreement listed on Exhibit 1.1.2.C.

     4.1.13. Regulatory Matters. With the exception of the matters listed on
Exhibit 4.1.13, GM is not required to file or otherwise provide reports, or data, other information or applications with respect to the products manufactured by the Business with any federal, state or local governmental authorities with jurisdiction over the manufacture, use or sale of such products, and no regulatory approvals are required with respect to such products.

     4.1.14. Tax Matters.

     A. GM has duly and timely filed with the appropriate federal, state, local and foreign authorities or governmental agencies, all Tax Returns and the tax reports required to be filed with respect to the Business for the periods ending on or prior to the date of Closing, and has paid all Taxes, assessments, fees and other governmental charges arising thereunder except where the failure to file or pay such Taxes would not have an adverse effect on the financial condition of the Business. All such returns and reports are true and correct and are the most recent returns filed by GM with any such governmental entity.

     B. GM has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee.

     C. GM is not a party to any Tax allocation or sharing agreement, except as provided in this Agreement, under which AAM or the Assets could be subject to Taxes or other liability after the Closing.

     4.1.15. Restrictive Documents or Laws. With the exception of the Permitted Encumbrances and the matters listed in Exhibit 4.1.15, GM is not a party to or bound under any and, to the best knowledge of GM, there is no pending or proposed, regulation, certificate, mortgage, lien, lease, agreement, contract, instrument, law, vote, order, judgment or decree, or any similar restriction not of general application which materially adversely affects, or reasonably could be expected to materially and adversely affect (i) the condition, financial or otherwise, of the Business or the Assets; (ii) the continued operation by AAM of the Business after the Closing on substantially the same basis as the Business was theretofore operated; or (iii) the consummation of the transactions contemplated in this Agreement.

     4.1.16. No Conflict or Default. Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof, including the consummation of the transactions contemplated hereby, will violate in any material fashion any
statute, regulation or ordinance of any governmental authority, or conflict with or result in the breach of any term, condition or provision of the certificate of incorporation or bylaws of GM or of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument of the Business to which GM is a party or by which the Business or the Assets are or may be bound, or constitute a material default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a material default) thereunder, or result in the creation or imposition of any lien, charge or encumbrance, or restriction of any nature whatsoever with respect to any aspect of the Business.

     4.1.17. Labor Relations.

     A. GM has complied in all material respects with all applicable federal, state and local laws, rules, regulations and Executive Orders relating to employment of employees of the Business, including, as applicable, the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Reconstruction Civil Rights Acts, as amended the Equal Pay Act of 1963, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Rehabilitation Act of 1973, as amended; the Selective Service Act of 1948, as amended; the Veterans' Re-employment Rights Acts, as amended; the Vietnam Era Veterans Readjustment Act of 1974, as amended; the Fair Labor Standards Act, as amended; ERISA; the Consolidated Omnibus Budget Reconciliation Act of 1988; Workers Adjustment Retraining Notification Act; the Immigration Reform and Control Act of 1986;

the Americans with Disabilities Act of 1990; the Family Medical Leave Act of 1993; and, as applicable, any and all rules and regulations promulgated thereunder or with respect to any such Acts or statutes; and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, the withholding and payment of taxes from compensation of employees and the payment of premiums and/or benefits under applicable worker compensation laws.

     B. Except as set forth in Exhibit 4.1.17.B, there is no material unfair labor practice charge or complaint relating to the Business against GM pending before the National Labor Relations Board. Except as set forth on Exhibit 4.1.17.B, to the best knowledge of GM, there is no material labor strike, slowdown or stoppage, or any union organizing campaign, or petition for certification actually pending or in the process of being circulated with respect to, against or involving the Business. Except as set forth on Exhibit 4.1.17.B., no collective bargaining or other labor agreement is currently being negotiated by GM. Except as set forth in Exhibit 4.1.17.B., GM has delivered to AAM true, correct and complete copies (or, in the case of oral agreements, true, correct and complete summaries of such agreements) of all collective bargaining agreements or other agreements between GM and any of its employees with respect to the Business, including any such agreements with local bargaining units.

     C. For purposes of this Section 4.1.17, Section 4.1.19 and Section V, any representation or commitment relating to materiality shall not be deemed to have been breached unless it results in a party expending more than $50,000 for an individual breach or $250,000 in aggregate.

     4.1.18. Books of Account; Records. The general ledgers, books of account and other records of the Business are in all material respects complete and correct, have been maintained in accordance with good business practices and the matters contained therein are appropriately and accurately reflected in the Financial Statements (as that term is defined in Section 4.1.20).

     4.1.19. Employee Benefit Plans. Exhibit 4.1.19 lists all Employee Pension Benefit Plans and Employee Welfare Benefit Plans relating to the Business which are sponsored by or contributed to by GM (the "Benefit Plans"). GM has complied in all material respects with the terms of all Benefit Plans and the relevant provisions of all collective bargaining agreements applicable thereto.

     4.1.20. Financial Statements. The Financial Statements of the Business, as defined below in this Section 4.1.20, which have been furnished to AAM by GM and initialed for identification by the Finance Director of GM's Saginaw Division are true, correct and complete in all material respects, have been prepared from and are in accordance with the books and records of the Business, and have been prepared in conformity with GM's internal accounting practices for a GM division applied on a consistent basis using an accrual basis method of accounting and fairly present in all material respects the financial condition of the Business as of the dates stated and the results of operations of the Business for the periods then ended in accordance with such practices: the unaudited balance sheets, statements of operations and retained earnings and statement of cash flow of the Business as at June 30, 1993, December 31, 1993, December 31, 1992, and December 31, 1991 (collectively, the "Financial Statements"). GM shall provide AAM prior to Closing with a list of the material differences between generally accepted accounting principles and GM's internal accounting practices for a GM division.

     4.1.21. Propeller Shaft Assets. Except for (i) new equipment on order between the date of this Agreement and the date of the Closing, (ii) equipment owned by GM and in the possession of any third party, whether on consignment, being re-built or for any other reason, or (iii) still located at GM's Parma, Ohio, facility, all of the Assets needed to manufacture the full mix of propeller shaft products for the Business have been installed at GM's Three Rivers, Michigan facility.

     4.1.22. Undisclosed Liabilities, etc. Except as specifically set forth in this Section 4.1 and the related Exhibits, GM has no liabilities or obligations of any nature (whether liquidated, unliquidated, accrued, absolute, contingent or otherwise and whether due or to become due) affecting, directly or indirectly, the Assets or the Business. The representations and warranties contained in this Agreement and the information contained in the Exhibits and other written documents delivered by or on behalf of GM in connection with the purchase and sale of the Assets are true and correct in all material respects. There is no fact known to GM which materially adversely affects, or in the future may (so far as GM can now reasonably foresee) materially adversely affect, the condition (financial or other) of the Assets, business, operations or prospects of the Business which has not been identified herein or in the Exhibits.

     4.1.23. Termination of Representations and Warranties of GM. The representations and warranties of GM relating to the Business made in this Agreement shall be unaffected by any investigation made by any Party at any time and shall terminate two (2) years after the date of Closing, and thereafter shall be without force or effect; provided, however, that (i) the representations and warranties set forth in Section 4.1.14 (relating to Taxes) and Section 4.1.17.A (relating to labor relations), shall survive until the end of the period of any applicable statutes of limitations and (ii) the representations and warranties with respect to title to the Real Property, as set forth in the deeds thereto to be delivered by GM to AAM pursuant to this Agreement, and with respect to title to the other Assets, as set forth in
Section 4.1.4, shall survive indefinitely. Except as otherwise defined herein, the term "material" or "materially" as used in this Article IV shall be construed by referring, inter alia, to the Assets and the condition, revenues, business, operations and affairs of the Business.

     4.2. Representations and Warranties of AAM. AAM warrants and represents to GM as follows:

     4.2.1. Corporate Data; Preferred Stock. AAM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to own, hold or lease the Assets and to carry on the Business as it is presently conducted. As of the date of Closing, AAM will be duly qualified or licensed and in good standing as a corporation, duly authorized to do business in the states of Michigan and New York. As of the Closing Date, the authorized, issued and outstanding capital stock of AAM will be as specified in AAM's Restated Certificate of Incorporation attached as Exhibit 8.2.5. There are no outstanding obligations, options, calls, warrants, agreements or similar rights (preemptive or otherwise) relating to the issuance, sale, transfer or purchase of any capital stock of AAM, other than an option to Richard Dauch for 2,800 shares of common stock (the "Dauch Option"). When issued and delivered pursuant to Section 2.2, the Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable and free and clear of any lien, call, option or preemptive or other right or claim, other than the Dauch Option. The requisite number of shares of common stock will be, as of the Closing Date, reserved for issuance upon conversion of the Class A Preferred Stock in accordance with its terms.

     4.2.2. Corporate Power; Due Authorization. AAM has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein, including the authorization, issuance and delivery of the Preferred Stock. The execution, performance and consummation of this Agreement and the Ancillary Agreements have been duly authorized by all necessary corporate action on the part of AAM. This Agreement is, and the Ancillary Agreements will be when executed and delivered, valid and legally binding obligations of AAM, enforceable against AAM in accordance with their respective terms.

     4.2.3. Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or judicial authority or any other third party is required in connection with the valid execution, delivery and performance of this Agreement and the Ancillary Agreements by AAM or the consummation by AAM of the transactions contemplated hereby and thereby, except for any approval required under the HER Act.

     4.2.4. Litigation. Neither AAM nor any Affiliate of AAM is subject to any outstanding judgment, order, decree, arbitral award, stipulation or injunction which restrains, prohibits or declares illegal or questions the validity, or imposes or would impose substantial damages in connection with, this Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby. There is no claim, suit, action, litigation or proceeding, of any nature, civil, criminal, regulatory or otherwise, in law or in equity, and there are no proceedings or governmental investigations before any commission, court, arbitrator or governmental or other administrative agency, instrumentality or authority, pending, or, to AAM's knowledge, threatened against or affecting AAM or its Affiliates that seeks to restrain, prohibit or declare illegal or questions the validity of, or that seeks substantial damages in connection with, the Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby.

     4.3. Finder's Fee. The transactions contemplated herein were not submitted to AAM by any broker or other person entitled to a commission or finder's fee thereon, and were not with the consent of AAM submitted to GM by any such broker or other person. Neither AAM nor any of its officers, directors or employees, has engaged any broker or finder or incurred or taken any action which may give rise to any liability against itself or the Assets for any brokerage fees, commissions, finders' fees or similar fees or expenses, no broker or finder has acted directly or indirectly for AAM in connection with this Agreement or the transactions contemplated hereby and no investment banking, financial advisory or similar fees have been incurred or are or will be payable by AAM in connection with this Agreement or the transactions contemplated hereby. AAM shall indemnify and hold GM harmless from and against any such fees described in this Section 4.3.

     4.4. Termination of Representations and Warranties of AAM. The representations and warranties of AAM made in this Agreement shall be unaffected by any investigation made by any Party at any time and shall terminate two (2) years after the date of the Closing, and thereafter shall be without force or effect.

                              V. PERSONNEL MATTERS.

     5.1. Responsibility for Employees.

     5.1.1. Exhibit 5.1.1 identifies all employees (the "Employees") of GM or its Affiliates who were employed by (or otherwise accorded employment rights with respect to) the Business, or utilized primarily in the operation of the Business as of February 6, 1994 (with respect to hourly Employees), and February 10, 1994 (with respect to salaried employees), by name, location, function and, as to hourly and regular salaried employees, status (e.g., active, laid-off or leave of absence) as of such date. Effective as of the date of the Closing, AAM will offer employment to the individuals identified on Exhibit 5.1.1, and to any individuals hired by the Business in the ordinary course of business after the date of such Exhibit and prior to the date of the Closing (excluding those employed by EDS or by GM's Regional Personnel Administration and also excluding, at the discretion of AAM, up to twelve (12) salaried employees heretofore identified by AAM).

     Employees who are laid off, on leave of absence, or not actively employed for any other reason, shall not become employees of AAM until they would have been returned to work at GM pursuant to GM's then existing practices and such employees who have been given the opportunity do in fact return to work.

     Employees identified in Exhibit 5.1.1 who are offered and accept employment with AAM pursuant to this Section are referred to herein as "Transitioned Employees".

     5.1.2. AAM agrees that it will not hire, on a regular, contract or other basis, any Employee who was employed on a salaried basis and who broke credited service with GM on an incentive basis within twenty-four (24) months prior to the date of the Closing; provided, however, that if circumstances make it necessary for AAM to hire such individuals, AAM may hire up to twenty-four (24) such individuals.

     5.1.3. AAM will provide written notice to GM whenever an hourly or salaried Transitioned Employee retires or otherwise breaks seniority or length of service with AAM.

     5.2. Special Provisions Relating to Hourly Employees.

     5.2.1. Prior to the date of the Closing, GM will notify the UAW and IAM of the pertinent terms of this Agreement and will provide AAM with a copy of such notice at least three (3) business days prior to delivery thereof to the UAW and IAM. Effective as of the date of the Closing, except as otherwise specifically provided in this Article V, AAM will assume the terms of the 1993 GM-UAW National Agreement and the 1993 GM-IAM National Agreement (the "UAW Agreement" and "IAM Agreement," respectively), in accordance with Document 91 (in the case of the UAW Agreement) and Document 16 (in the case of the IAM Agreement) thereto (both such Documents being hereinafter referred to as "Document 91"), and existing UAW and IAM agreements negotiated locally at the Business. Such agreements thereafter shall constitute the "1993 AAM-UAW Agreement" or "1993 AAM-IAM Agreement," respectively. To the extent that GM benefit plans or programs cannot reasonably be duplicated according to the terms of such plans or programs (because of matters such as changes in plan sponsor, fiduciary structure, etc., but not matters such as level of benefits), or to the extent that terms or conditions required under the UAW Agreement, IAM Agreement or any local GM-UAW or GM-IAM agreements cannot reasonably be assumed according to their terms (because of matters such as changes in employer entity, corporate structure, etc., but not matters such as level of wages), AAM will enter into negotiations in good faith with the UAW or IAM to resolve the matter in a manner consistent with Document
91. AAM shall reimburse GM for any liability incurred by GM to hourly Transitioned Employees resulting from any failure by AAM to abide by the terms of this Section 5.2.1.

     5.2.2. AAM will recognize the GM seniority status of all hourly Transitioned Employees for purposes of determining seniority under the 1993 AAM-UAW Agreement and the 1993 AAM-IAM Agreement.

     5.3. Special Provisions Relating to Salaried Employees.

     5.3.1. Effective as of the date of the Closing, AAM will provide each salaried Transitioned Employee with (i) a base monthly salary that is no less than the base monthly salary paid by GM to such Transitioned Employee prior to Closing, (ii) vacation entitlement no less than that provided under the GM vacation policy in effect in 1993, and (iii) employee benefit plans and programs (excluding plans and programs limiting coverage only to executives) which are substantially similar in the aggregate to those provided by GM immediately prior to the date of the Closing. AAM will continue to provide such wages, vacation entitlement and employee benefit plans and programs for at least one (1) year after the date of the Closing. AAM shall reimburse GM for any liability incurred by GM to salaried Transitioned Employees resulting from any failure by AAM to abide by the terms of this Section 5.3.1.

     5.3.2. GM shall pay to AAM on or before March 15, 1994, Eight Hundred Dollars ($800) for each eligible salaried Transitioned Employee who was hired prior to July 1, 1993, and actively employed on December 31, 1993. AAM agrees to offer to each such eligible Transitioned Employee the $1,600 flexible compensation payment (including additional paid days off taken in lieu of part of such payment) payable with the March 15, 1994, paycheck.

     5.4. Retirement Program and Pension Plan.

     5.4.1. Salaried Employees. AAM will establish, effective as of the date of the Closing, a new defined benefit retirement program (the "Replacement Retirement Program") which substantially duplicates the terms and benefits provided for under the GM Retirement Program for Salaried Employees (the "Retirement Program"). Effective as of the date they become AAM employees, all salaried Transitioned Employees (the "Salaried Participants") who were participants in the Retirement Program at

Closing shall become participants in the Replacement Retirement Program. Under the Replacement Retirement Program, Salaried Participants' prior periods of credited service as of the date of the Closing under the Retirement Program are not taken into account for any purpose except as otherwise expressly provided in this Section 5.4. The Replacement Retirement Program shall provide substantially for the following plan terms effective as of the date of the Closing:

     a. Recognition by the Replacement Retirement Program for vesting but not for accrual purposes of all credited service accrued by Salaried Participants under the Retirement Program as of the date the Participant becomes an AAM employee. The Replacement Retirement Program will also recognize for accrual purposes credited service accrued under the Retirement Program for any Salaried Participant who is not vested in the Retirement Program as of the date the Participant becomes an AAM employee.

     b. All Salaried Participants who are vested under the Retirement Program as of the date the Participant becomes an AAM employee and retire from AAM on a normal, early voluntary or total and permanent disability basis shall be entitled to payment from the Replacement Retirement Program, upon retirement from AAM, of an amount equal to e pro rata share of the total Part A benefits payable under the Replacement Retirement Program at the time of retirement from AAM and, for those Salaried Participants who were participants in Part B of the Retirement Program as of the date the Participant retires from AAM, (i) a Part B Primary Benefit based on the contributions of the individual Salaried Participant remaining in the Replacement Retirement Program as of date of retirement from AAM and the Part B Primary Benefit rates in effect at such time, and (ii) a Part B Supplementary Benefit calculated based on the formula under the Replacement Retirement Program in effect at the date of retirement from AAM. Such Part B benefit under the Replacement Retirement Program shall be determined by taking into account solely for eligibility for retirement (but not for the determination of the amount of payment) credited service actually accrued under the Retirement Program for service with GM prior to retirement. The Replacement Retirement Program payment will include a Part A Basic Benefit and a Part B Supplementary Benefit (both reduced for age where appropriate) for each year of applicable credited service accrued under the Replacement Retirement Program, and any Part B Primary Benefit and any applicable supplement in an amount equal to the difference between the sum of the Part A

          Basic Benefit and Part B Supplementary Benefit and the pro rata share of the total Part A Benefit. All other Replacement Retirement Program terms shall apply, including, but not limited to, the discontinuation of benefit payments, when applicable, upon death, an award of Social Security Disability Insurance benefits, cessation of retirement benefits for other reason, reemployment by AAM or attainment of age 62 and 1 (one) month. Prior to payment of a pro rata share of a total and permanent disability pension benefit from the Replacement Retirement Program, approval of the AAM doctor is required.

     c. In the case of any Salaried Participant who has at least thirty (30) years of credited service under the Retirement Program at the time he becomes an AAM employee, there shall be no reduction in any supplement payable under the Replacement Retirement Program as of the date of the Closing.

     d. All benefit payments to any Salaried Participant under the Replacement Retirement Program shall be discontinued upon reemployment with AAM or GM on a regular, contract or other basis.

     GM shall amend the Retirement Program to provide Salaried Participants the following as of the Closing:

     i. All Salaried Participants who are vested under the Retirement Program as of the date the Participant becomes an AAM employee and retire from AAM on a normal, early voluntary or total and permanent disability basis shall be entitled to payment from the Retirement Program, upon retirement from AAM, of an amount equal to a pro rata share of the total Part A benefits payable under the Retirement Program at the time of retirement from AAM and, for those Salaried Participants who were participants in Part B of the Retirement Program as of the date the Participant becomes an AAM employee, (a) a Part B Primary Benefit based on the contributions of the individual Salaried Participant remaining in the Retirement Program as of date of retirement from AAM and the Part B Primary Benefit rates in effect at such time, and (b) a Part B Supplementary Benefit calculated based on the formula under the Retirement Program in effect on the date of retirement from AAM. Such Part B benefit under the Retirement Program shall be determined as if the Salaried Participant were then retiring from GM on a normal or early voluntary basis or, if applicable, a total and permanent disability basis, and by taking into account solely for eligibility for retirement (but not for the determination of the amount of payment) the additional credited service actually accrued under the Replacement Retirement Program for service with AAM after the Closing. The Retirement Program payment will include a Part A Basic Benefit and a Part B Supplementary Benefit (both reduced for age where appropriate) for each year of applicable credited service accrued under the Retirement Program, and any Part B Primary Benefit and any applicable supplement in an amount equal to the difference between the sum of the Part A Basic Benefit and Part B Supplementary Benefit and the pro rata share of the total Part A benefit. All other Retirement Program terms shall apply, including, but not limited to, the discontinuation of benefit payments, when applicable, upon death, an award of Social Security Disability Insurance benefits, cessation of retirement benefits for other reason, reemployment by GM or attainment of age 62 and 1 (one) month. Prior to payment of a pro rata share of a total and permanent disability pension benefit from the Retirement Program, approval of the GM doctor is required.

     ii. If a Salaried Participant, who is vested under the Retirement Program as of the date the Participant becomes an AAM employee, subsequently retires from AAM and is not otherwise eligible to retire on a normal or early voluntary or total and permanent disability basis under the Retirement Program as of the date of retirement from AAM, then the Salaried Participant shall be eligible under the Retirement Program only for unreduced benefits at age 62 and one (1) month at the benefit levels in effect under the Retirement Program as of the date of retirement from AAM, increased as appropriate until age 62 and one (1) month under subsection (vii) below as if the Retirement Program benefits had commenced as of the date the Salaried Participant retired from AAM.

     iii. The surviving spouse of any Salaried Participant who was vested under the Retirement Program as of the date the Participant becomes an AAM employee and died while employed by AAM shall be eligible for payment from the Retirement Program of the Retirement Program survivor monthly benefit or a REA preretirement monthly survivor benefit, whichever is applicable, based on the Salaried Participant's credited service accrued under the Retirement Program as of the date of Closing and the benefit levels in effect under the Retirement Program at the time of death. All other Retirement Program terms shall apply, including, but not limited to, those regarding eligibility and duration of surviving spouse benefits.

     iv. With regard to retirement under subsection (i), (ii), and (iii) above, for Salaried Participants who do not withdraw their Part B contributions prior to separation from service with AAM, the average monthly base salary for calculation of the Part B Supplementary Benefit under the Retirement Program shall be the Salaried Participant's average monthly base salary under the Retirement Program determined as of the date the Participant becomes an AAM employee increased 3% per year for each full year of salaried employment with AAM after the date the Participant becomes an AAM employee until the earlier of age 60, death or retirement from AAM, but only if such Salaried Participant had continuous salaried employment with AAM from the date the Participant becomes an AAM employee through such event.

     v. Any other break in service under the Replacement Retirement Program shall also break the Salaried Participant's credited service under the Retirement Program with entitlement only to a deferred vested benefit at the benefit levels in effect under the Retirement Program as of the break in service from AAM and the Salaried Participant's average monthly base salary as of Closing increased by 3% per year as described in subsection (iv) above.

     vi. All benefit payments to any Salaried Participant under the Retirement Program shall be discontinued upon employment with AAM or GM on a regular, contract or other basis.

     vii. Any benefits payable from the Retirement Program under subsections
          (i), (ii) and (iii) shall be based on provisions applicable to other GM salaried retirees, including any increase in benefit rates based on the Salaried Participant's years of credited service under the Retirement Program.


     5.4.2. Hourly Employees. AAM will establish, effective as of the date of the Closing, new defined benefit pension plans (the "Replacement Pension Plan") covering the hourly Transitioned Employees (the "Hourly Participants") consistent with any obligation AAM has to assume the UAW Agreement or the IAM Agreement. Under the Replacement Pension Plan, Hourly Participants' prior periods of credited service (as such term is used in the UAW Agreement and IAM Agreement) as of the date of the Closing under the GM Hourly-Rate Employees Pension Plan (the "Pension Plan") will not be taken into account for any purpose except as otherwise expressly provided in this Section 5.4.

     GM shall have the option to require AAM and the Replacement Pension Plan to take into account for determining each Hourly Participant's eligibility to receive benefits (but not for determination of benefit amounts) under the Replacement Pension Plan all such prior periods of credited service accrued by Hourly Participants under the Pension Plan as of the date the

Participant becomes an AAM employee, and to recognize under the Replacement Pension Plan for accrual purposes all credited service under the Pension Plan for any Hourly Participant not vested in the Pension Plan as of the date the Participant becomes an AAM employee. GM may exercise this option for UAW and/or IAM represented employees upon:

     (1) Execution of an agreement between GM and the UAW (in the case of UAW represented employees) and GM and the IAM (in the case of IAM represented employees) that addresses the status and rights with regard to GM of all hourly Transitioned Employees as specified in Exhibit 5.1.1 and amends the Pension Plan to substantially provide for the following effective as of the date of the
Closing:

     i. The Pension Plan shall recognize, for both accrual and eligibility purposes, credited service accumulated under the Replacement Pension Plan for any Hourly Participants who are eligible under the Pension Plan and retire from AAM on a normal, early voluntary or total and permanent disability basis on or before September 14, 1996. No Replacement Pension Plan credited service shall be recognized for accruals under the Pension Plan unless the Hourly Participant retires from GM and leaves employment with AAM on or before September 14, 1996. Further, the Pension Plan shall only recognize Replacement Pension Plan credited service in an amount equal to the credited service actually accrued under the Replacement Pension Plan on or before

          September 14, 1996, and no additional credited service shall be recognized for any period for which the Pension Plan has already provided credited service.

     ii. All Hourly Participants, who are vested under the Pension Plan as of the date they become AAM employees and who retire from AAM on a normal, early voluntary or total and permanent disability basis after September 14, 1996, shall be entitled to payment from the Pension Plan, upon retirement from AAM, of an amount equal to a pro rata share of the total benefit that would be payable under the Pension Plan, determined as if the Hourly Participant were then retiring from GM on a normal, early voluntary or total and permanent disability basis and by taking into account solely for eligibility for payment (but not for the determination of the amount of payment) the additional credited service actually accrued under the Replacement Pension Plan for service with AAM after the date the Participant becomes an AAM employee. The payment will include a basic benefit (reduced for age where appropriate) for each year of credited service accrued under the Pension Plan and, if applicable, a supplemental amount equal to the difference between the basic benefit and the pro rata share of the total benefit. All other Pension Plan terms shall apply, including but not limited to appropriate substantiation of total and permanent disability, if applicable, and discontinuation of benefit payments, when applicable, upon death, an award of Social Security Disability Insurance benefits, cessation of pension benefits for other reasons, re-employment by GM or attainment of age 62 and 1 (one) month.

     iii. No early retirement under mutually satisfactory conditions ("Mutual Retirement") will be recognized under the Pension Plan after the date of the Closing for Hourly Participants. However, if an Hourly Participant, who is vested under the Pension Plan as of the date he becomes an AAM employee, subsequently retires from AAM under a Mutual Retirement, and such Hourly Participant is otherwise eligible to retire on a normal or early voluntary basis under the Pension Plan when considering solely for eligibility (but not for determination of the amount of benefits) the age of the employee and combined GM and AAM credited service at the time of the retirement from AAM, then the Pension Plan shall pay a pro rata share of any normal or early voluntary retirement benefits the employee is eligible to receive. The pro rata share shall be determined as described in subsection (ii) above and all other Pension Plan provisions shall apply. If the Hourly Participant is not otherwise eligible to retire on a normal or early voluntary basis under the Pension Plan as of the date of Mutual Retirement from AAM, then the Hourly Participant shall be eligible under the Pension Plan only for unreduced benefits at age 62 and one
          (1) month at the benefit levels in effect under the Pension Plan as of the date of retirement from AAM, increased as appropriate until age 62 and one (1) month under subsection (vii) below as if the Pension Plan benefits had commenced as of the date the Hourly Participant retired from AAM.

     iv. The surviving spouse of an Hourly Participant, who is vested under the Pension Plan as of the date he becomes an AAM employee and who dies while employed by AAM, shall be eligible for payment from the Pension Plan of a pro rata preretirement monthly survivor benefit based on the Hourly Participant's credited service accrued under the Pension Plan as of the date he became an AAM employee and the benefit levels in effect under the Pension Plan at the time of death. All other Pension Plan terms shall apply, including but not limited to those regarding eligibility and duration of surviving spouse benefits.

     v. Any other break in service under the Replacement Pension Plan also shall break the Hourly Participant's credited service under the Pension Plan with entitlement only to a deferred vested retirement at the benefit levels in effect under the Pension Plan as of the break in service from AAM.

     vi. All benefit payments to any Hourly Participant under the Pension Plan shall be discontinued upon reemployment with AAM or GM on a regular, contract or other basis.

     vii. Any benefits payable from the Pension Plan under subsections (i),
          (ii), (iii) and (iv) above shall be based on the provisions applicable to other GM-UAW or GM-IAM retirees, including any increase in benefit rates, based on the Hourly Participant's years of credited service under the Pension Plan; or

     (2)  Obtaining the mutual consent of AAM.

     GM's option shall be contingent further upon the UAW (in the case of UAW represented employees) and IAM (in the case of IAM represented employees) agreeing to allow AAM to amend the Replacement Pension Plan to provide substantially for the following plan terms effective as of the date of the
Closing:

     a. Recognition by the Replacement Pension Plan for vesting but not for accrual purposes of all credited service accrued by Hourly Participants under the Pension Plan as of the date they become AAM employees, except for Hourly Participants who retire on or before September 14, 1996 under clause (1)(i) above, whose credited service shall be recognized only under the Pension Plan. The Replacement Pension Plan also will recognize for accrual purposes credited service previously accrued under the Pension Plan for any Hourly Participant who is not vested under the Pension Plan as of the date he becomes an AAM employee.

     b. All Hourly Participants, who are vested under the Pension Plan as of the date they become AAM employees and who retire from AAM on a normal, early voluntary or total and permanent disability basis after September 14, 1996, shall be entitled to payment from the Replacement Pension Plan of an amount equal to a pro rata share of the total benefit that would be payable under the Replacement Pension Plan, determined by taking into account solely for eligibility for payment (but not for the determination of the amount of payment) the credited service accrued under the Pension Plan as of the date the Participant becomes an AAM employee. The payment from the

          Replacement Pension Plan will include a basic benefit (reduced for age where appropriate) for each year of credited service accrued under the Replacement Pension Plan and, if applicable, a supplemental amount equal to the difference between the basic benefit and the pro rata share of the total benefit.

     c. In the case of any Hourly Participant who has at least thirty (30) years of credited service under the Pension Plan at the time he becomes an AAM employee, there shall be no reduction in the amount of any supplement payable under the Replacement Pension Plan as of the date of the Closing.

     d. In the case of any Hourly Participant who is vested in the Pension Plan on the date he becomes an AAM employee and who retires under the Replacement Pension Plan on a Mutual Retirement without being eligible to retire on a normal, early voluntary or total and permanent disability basis under the Pension Plan, he shall be entitled to a supplemental payment from the Replacement Pension Plan until age 62 and 1 (one) month based on his combined credited service under the Pension Plan and the Replacement Pension Plan. After age 62 and 1

          (one) month, the Replacement Pension Plan shall pay a monthly benefit based on a pro rata share of the total benefit.

     e. All benefit payments to any Hourly Participant under the Replacement Pension Plan shall be discontinued upon reemployment with GM or AAM on a regular, contract or other basis.

     f. Any Hourly Participant, who is vested in the Pension Plan as of the date of the Closing and is reemployed by GM thereafter, shall be entitled to payment from the Replacement Pension Plan, upon retirement from GM, of an amount equal to a pro rata share of the total benefits that would be payable under the Replacement Pension Plan, determined as if the Hourly Participant were then retiring from AAM on a normal, early voluntary or total and permanent disability basis and by taking into account solely for eligibility for payment (but not for determination of the amount of payment) the credited service accrued under the Pension Plan as of the date he becomes an AAM employee and any additional credited service accrued under the Pension Plan thereafter as a result of reemployment by GM. The payment will include a basic benefit (reduced for age where appropriate) for each year of credited service accrued under the Replacement Pension Plan and, if applicable, a supplemental amount equal to the difference between the basic benefit and the pro rata share of the total benefit.

     In the event GM does not exercise the option described in the second paragraph of this Section 5.4.2, and a court order or settlement of litigation requires GM to pay pension benefits to any Hourly Participant, either directly from the Pension Plan or in lieu thereof from GM's operating cash, in an amount greater than the Pension Plan would pay based upon such Hourly Participant's credited service accrued under the Pension Plan as of the date he becomes an AAM employee and any additional credited service accrued under the Pension Plan thereafter as a result of reemployment by GM, AAM will reimburse GM for such greater amount. Such reimbursement, however, will be limited so that the total obligation of AAM and the Replacement Pension Plan for pension benefits with respect to any such Hourly Participant shall not exceed the amount of the Replacement Pension Plan's obligation described in subsections (a) through (f) of this Section 5.4.2.


     In the event GM does not exercise the option described in the second paragraph of this Section 5.4.2, and a court order or settlement of litigation requires AAM to pay pension benefits to any Hourly Participant, either directly from the Replacement Pension Plan or in lieu thereof from AAM's operating cash, in an amount greater than the Replacement Pension Plan would pay based upon such Hourly Participant's credited service accrued under the Replacement Pension Plan after he becomes an AAM employee, GM will reimburse AAM for such greater amount. Such reimbursement, however, will be limited so that the total obligation of GM and the Pension Plan for pension benefits with respect to any such Hourly Participant shall not exceed the amount of the Pension Plan's obligation described in subsections (i) through (vii) of this Section 5.4.2.

     5.4.3. AAM and GM acknowledge that neither they nor their respective pension plans or retirement programs shall be required to recognize any grants of additional age or additional credited service given to Salaried Participants or Hourly Participants by the other Party and/or their respective pension plans or retirement programs as an inducement for Salaried Participants or Hourly Participants to retire early. Moreover, nothing herein shall be construed to limit GM's or AAM's right to amend the Pension Plan, Retirement Program, Replacement Retirement Program or Replacement Pension Plan in compliance with
Section 411(d)(6) of the Internal Revenue Code of 1986, as amended, to eliminate all or a portion of any supplement or subsidy otherwise payable under their respective plans, except that supplements or subsidies for Transitioned Employees never can be eliminated or reduced by AAM in violation of Sections 5.4.1.d. or 5.4.2.c. or by GM unless such action is fully applicable to all GM employees participating in the Pension Plan or Retirement Program. Nothing in this Article V shall be interpreted to require the Pension Plan, Retirement Program, Replacement Pension Plan or Replacement Retirement Program to pay more than its pro rata share of any "30 and out" retirement benefit.

     5.4.4. For purposes of Article V, including, without limitation, Sections
5.4.1 and 5.4.2 above, pro rata share shall mean, with respect to each Salaried Participant or Hourly Participant, the amount which is equal to the quotient, expressed as a percentage, of (i) the number of years of credited service taken into account under the Retirement Program or Pension Plan as of the date the Participant becomes an AAM employee (or under the Replacement Pension Plan or Replacement Retirement Program after the date the Participant becomes an AAM employee, if referring to the pro rata share to be paid by the Replacement Pension Plan or Replacement Retirement Program) for each Salaried Participant or Hourly Participant, respectively, divided by (ii) the total number of years of credited service taken into account under the Retirement Program and Replacement Retirement Program, or Pension Plan and Replacement Pension Plan, respectively, with regard to such Salaried Participant or Hourly Participant as of the date of his retirement from AAM or GM.

     5.4.5. In the event the Replacement Retirement Program or Replacement Pension Plan is terminated, provides for or is amended to provide for a cap on credited service or other restriction on the further accumulation of credited service by Salaried Participants or Hourly Participants, respectively, the credited service recognized for, where applicable, accrual, eligibility or calculation of pro rata payment under the Retirement Program or Pension Plan, respectively, shall include the total number of years of credited service taken into account under the Replacement Retirement Program or Replacement Pension

Plan, as applicable, plus any additional service with AAM that would have been accumulated under the Replacement Retirement Program or Replacement Pension Plan under the terms of the Retirement Program and Pension Plan in effect as of the date of the Closing had the Replacement Retirement Program or Replacement Pension Plan not been amended to provide for a cap or been so terminated or amended.

     5.4.6. In the case of each hourly Transitioned Employee who retires under the provisions of Section 5.4.2(1)(i), the parties shall determine the pro rata share of the total benefit that would be payable by the Replacement Pension Plan if such Transitioned Employee had been covered by Section 5.4.2(1)(ii), determined without regard to the requirement that retirement must occur after September 14, 1996. AAM then shall pay to GM an amount equal to the present value of the pro rata share so determined to be allocable to the Replacement Pension Plan, less an offset for the reasonable administrative expense to AAM regarding the post-retirement optional and dependent life insurance coverage provided for in Section 5.5.3. Such present value shall be computed based upon the actuarial assumptions (excluding any assumption for future retiree benefit increases) being used by GM for funding the Pension Plan at the time of a particular hourly or salaried Transitioned Employee's retirement, and the amount due shall be paid within one hundred twenty (120) days after being confirmed by the respective actuaries for GM and AAM.

     5.4.7. With respect to all hourly and salaried Transitioned Employees who are not vested under the Pension Plan or Retirement Program on the date they become AAM employees, GM shall pay to AAM an amount equal to the present value of the projected benefits which may become payable in the future under the Replacement Pension Plan or the Replacement Retirement Program, as the case may be, attributable to the recognition under such AAM plans of the credited service that such Transitioned Employees had accumulated on the date they become AAM employees under GM's Pension Plan or Retirement Program. Such present value shall be computed based upon the actuarial assumptions (excluding any assumptions for future retiree benefit increases, but including assumptions regarding employee withdrawal rates) being used by AAM for funding the Replacement Pension Plan or Replacement Retirement Program, as the case may be, at the time each person herein described becomes an AAM employee, and the amount due shall be paid within one hundred twenty (120) days after being confirmed by the respective actuaries for AAM and GM.

     5.5. Health Care and Life and Disability Benefits Programs.

     5.5.1. AAM health care and life and disability benefits programs will be established by AAM, consistent with Sections 5.2.1 and 5.3.1, to provide coverages for all Transitioned Employees for claims incurred after the date of the Closing.

     5.5.2. Upon retirement from AAM, GM shall provide post-retirement health care and basic life insurance coverage to the following Transitioned Employees:

     i. Each hourly and salaried Transitioned Employee who is eligible to retire from GM, as of the date he becomes an AAM employee, on a voluntary basis with GM subsidized post-retirement health care and basic life insurance coverage.

     ii. Each hourly Transitioned Employee who retires under the Pension Plan on or before September 14, 1996, on a normal, early voluntary or total and permanent disability basis under the provisions set forth in
          Section 5.4.2(1)(i) and who otherwise is eligible for post-retirement health care and basic life insurance coverage.

The provision of post-retirement health care and basic life insurance coverage by GM is subject to all applicable benefit plan terms, including but not limited to the right to amend, modify, suspend or terminate the plans, except that such coverages for the aforesaid Transitioned Employees shall not be eliminated or reduced by GM unless such action is fully applicable to all GM employees participating in GM's health care and life and disability benefits programs.

     5.5.3. Provision of post-retirement health care and life insurance coverage for all other eligible hourly and salaried Transitioned Employees shall be provided, consistent with Sections 5.2.1 and 5.3.1, under a program(s) to be established and administered by AAM. Under such program(s), combined GM and AAM service shall be taken into account for eligibility, and GM shall share in the costs by reimbursing AAM as described in Section 5.5.4. In addition, AAM shall provide post-retirement optional and dependent life insurance coverage to all hourly and salaried Transitioned Employees, who are eligible for post-retirement life insurance from GM under the provisions of Section 5.5.2(i) and (ii) above, in an amount equal to that provided by GM to comparably situated employees as of the date of retirement from AAM.

     5.5.4. With regard to post-retirement health care and life insurance coverage provided to Transitioned Employees pursuant to Section 5.5.2, AAM will reimburse GM annually for a portion of the cost of such programs allocated on a pro rata basis based on years of service at AAM over years of service at both AAM and GM. With regard to post-retirement health care and life insurance coverage provided to Transitioned Employees pursuant to Section 5.5.3, GM will reimburse AAM annually for a portion of the cost of such programs allocated on a pro rata basis based on years of service at GM over years of service at both GM and AAM, provided that, in the case of hourly Transitioned Employees who retire on a Mutual Retirement or salaried Transitioned Employees who retire on an Incentive Retirement, GMs pro rata reimbursement shall not begin until such employees otherwise would have been eligible to retire with post-retirement health care and life insurance coverage.

     5.6. Personal Savings Plan.

     In the case of hourly represented Transitioned Employees, AAM's Personal Saving Plan will allow rollovers from the GM Personal Savings Plan to the extent permissible by law.

     5.7. Legal Services.

     5.7.1. In the case of UAW represented Transitioned Employees, the GM legal services plan shall provide coverage with respect to all files opened prior to the date of the Closing and the AAM legal services plan shall provide coverage with respect to subsequently opened files, except that the GM legal services plan will provide coverage for Transitioned Employees who retire from AAM on a normal, early voluntary or total and permanent disability basis on or before September 14, 1996, pursuant to Section 5.4.2(1)(i).

     5.7.2. For the period from the date of the Closing through September 14, 1996, AAM will provide legal services through the UAW-GM Legal Services Plan, including funding as set forth in the 1993 GM-UAW Agreement.

     5.8. Training and Tuition Reimbursement Expenses.

     5.8.1. GM shall be responsible for payment of all training expenses incurred for Transitioned Employees as of the date of the Closing. Subject to

Section 5.16.1, AAM shall be responsible for all training expenses incurred for Transitioned Employees after the date of the Closing.

     5.8.2. GM shall be responsible for payment of all tuition reimbursement expenses for Transitioned Employees for classes commenced prior to the date of Closing. All other tuition reimbursement expenses, if any, for Transitioned Employees shall be the responsibility of AAM.

     5.9. SUB/GIS and JOBS Program.

     5.9.1. In the event that GM retains liability for SUB, GIS and JOBS Bank (or successor program) costs with respect to hourly represented Transitioned Employees who become employees of AAM, AAM will indemnify GM for such costs incurred by GM with respect to such employees if (but only to the extent that) layoffs for any one (1) year period (beginning on the date of Closing) exceed, on a percentage basis, any percentage decline in GM's orders to AAM that year from GM's level of orders to AAM for the preceding year. However, no indemnification shall be required for layoffs due to acts of God or in any situation where indemnification payments would duplicate payments made by AAM's layoff and job security programs. AAM's layoff and job security programs are primary over GM's programs.

     5.10. Workers' Compensation.

     5.10.1. GM shall be responsible for workers' compensation claims of Transitioned Employees based on injuries or illnesses which arose out of and in the course of employment with GM prior to Closing.

     5.10.2. AAM will be responsible for workers' compensation claims of Transitioned Employees based on injuries and illnesses which arise out of and in the course of employment with AAM after the date of the Closing. With regard to claims for which GM retains responsibility and which involve the payment of lost-time workers' compensation benefits, at the time any claimant becomes able to work, AAM will make prompt, reasonable efforts, including reasonable accommodations where necessary, to place such employees in suitable employment.

     5.11. Future Changes to Benefit Plans.


     Except as otherwise provided in this Article V, nothing herein shall prejudice the right of AAM or GM to amend or terminate any of its plans, programs, policies or arrangements applicable to any Transitioned Employee following the date of the Closing.

     5.12. Employee Information; Cooperation in Establishing AAM Benefit Plans.

     5.12.1. GM and AAM will each provide the other any relevant information with respect to any Transitioned Employee's employment with, and compensation from, GM or AAM, or rights or benefits under any employee benefit plan which either Party may reasonably request.

     5.12.2. AAM will use its best efforts to establish Employee Welfare Benefit Plans for the Transitioned Employees and other AAM employees on a timely basis so that such plans will be in effect as of the date of the Closing. If AAM is unable to arrange for the necessary insurance or other coverage required by such plans, GM shall permit Transitioned Employees and other AAM employees to receive the AAM provided coverages under an arrangement that will be administered by GM pursuant to the appropriate GM welfare benefit plans for at least twelve (12) months following the date of the Closing (plus any mutually agreed upon extensions), subject to AAM's reimbursing GM for the full costs as reasonably determined by GM. Payment for such costs shall be due not later than the fifteenth day of each month following the month (or part thereof) in which AAM receives the billing for such costs. AAM employees will not be participants in the GM plans, but rather the AAM benefits will be administered by GM pursuant to the appropriate GM welfare benefit plans. AAM will have its own benefit plans, make appropriate governmental filings for such plans, and form a committee or designate an individual as the final step for the ERISA appeal process.

     5.12.3. In the event AAM is unable to arrange for the necessary employee welfare benefit plan coverages and/or administration as of the date of the Closing as described in Section 5.12.2, GM will also make available to AAM for a period of at least twelve (12) months following the date of the Closing (plus any mutually agreed upon extensions), the following services as they relate to the employee welfare benefit plans made available during such period pursuant to
Section 5.12.2, provided that such plans remain at all times substantially the same as those provided by GM prior to the date of the Closing: (i) personnel administration and employee benefits administration, (ii) management information systems and central data processing support, and (iii) accounting and treasury services. Such services shall be performed for a fee which shall equal the cost to GM of providing such services as reasonably determined by GM, and which shall include fully allocated administrative charges. Payment of such fee shall be due not later than the fifteenth day of each month following the month

(or part thereof) in which AAM receives the billing for such services. The terms of such services will be described in greater detail in a separate transition service agreement, to the extent such services are necessary.

     5.12.4. AAM shall cause the waiver of any applicable waiting periods, vesting requirements, medical examinations or other restrictions (whether imposed by AAM or its insurers) which might otherwise delay or prevent the initial participation of Transitioned Employees in such employee benefit programs as of the date of the Closing. Such waiver with respect to the AAM Optional Group Life Insurance Plan and Dependent Group Life Insurance Plans shall be limited to hourly and salaried Transitioned Employees currently participating in GM's applicable benefit program(s) in an amount of insurance or coverage currently in force in respect to such Transitioned Employees.

     5.13. Wrongful Acts.

     Notwithstanding anything to the contrary in this Agreement, GM shall not be liable for any adverse consequences arising from a wrongful act by AAM with respect to any Transitioned Employee. Notwithstanding anything to the contrary in this Agreement, AAM shall not be liable for any adverse consequences arising from a wrongful act by GM with respect to any Transitioned Employee.

     5.14. Grievances.

     GM has disclosed to AAM all pending and threatened labor grievances and arbitration proceedings which may have a material adverse effect on the conduct of the Business. The parties will address grievances open as of the date of the Closing ("the Grievances") as set forth below. AAM and GM will cooperate in the defense of the Grievances. AAM will not settle any of the Grievances without GM's consent if such settlement will result in liability for GM. Such consent will not be unreasonably withheld. GM will not settle any of the Grievances without AAM's consent if such settlement will result in liability for AAM. Such consent will not be unreasonably withheld. If the seniority of a grievant is reinstated as a result of the disposition of a Grievance or a court or administrative order, AAM will reinstate the grievant as if the grievant had been a Transitioned Employee as of the date of the Closing. In general, for Transitioned Employees who have been continuously employed, back pay liability for pre-closing dates will be allocated to GM and for post-closing dates will be allocated to AAM. In general, for Transitioned Employees who become AAM employees because they are reinstated through the grievance procedure, back pay liability will be allocated to GM. The parties will discuss treatment of Grievances involving unusual circumstances.


     5.15. Dual Coverages. If a Transitioned Employee is eligible for coverage under employee welfare benefit plans maintained by both GM and AAM, he first shall be paid any benefits to which he may be entitled from the AAM plan before being entitled to receive any benefits from the GM plan. Except as otherwise specifically provided in this Article V, AAM will not intentionally fashion its employee welfare benefit plans in such a manner as to provide benefits only for those AAM employees who are ineligible for coverage under plans maintained by GM. Neither GM nor AAM will design or negotiate their pension plans or employee welfare benefit plans in a manner which is designed to circumvent their intended responsibilities for the Transitioned Employees as set forth in Article V.

     5.16. Miscellaneous.

     5.16.1. Training.

     A. AAM will continue to participate in joint activities through the UAW-GM Human Resource Center in the same manner as provided prior to the date of the Closing through September 14, 1996. This includes funding levels, the funding approval process, and full participation in jointly developed and negotiated programs. Upon the expiration of the 1993 GM-UAW Agreement, AAM's funding obligations will be met by a payment to the UAW-GM Human Resource Center in an amount equal to the accumulated funding obligation incurred by AAM during the life of the 1993 GM-UAW Agreement. AAM's funding rate for overtime hours will be based on the applicable GM corporate average overtime rate for U.S. markets. In the event and to the extent that AAM is required to pay any amounts determined by a rate in excess of GM's corporate average overtime rate for U.S. markets for such overtime hours, GM will promptly reimburse AAM for all such excess payments.

     B. AAM's Joint Program Representatives will be appointed by the Director of the UAW-General Motors Department for the duration of the 1993 GM-UAW Agreement.

     C. Individuals who are performing activities for the UAW-GM HRC will continue to do so for the duration of the 1993 GM-UAW Agreement unless notified to the contrary by the Director of the UAW-GM Department.

                            VI. ENVIRONMENTAL MATTERS

     6.1. GM's Environmental Reports/Post-Closing Matters.


     6.1.1. Environmental Confidentiality Agreement. GM and AAM have entered into an Environmental Confidentiality Agreement regarding environmental matters which is dated September 15, 1993, and is attached hereto as Exhibit 6.1.1. (the "ECA"). GM and AAM agree that the terms and conditions of the ECA are hereby amended so as to apply through the longest indemnity period set forth in this
Article VI. and shall take precedence over any provisions of this Article VI. inconsistent with the ECA.

     6.1.2. Environmental Reports and Implementation of Remedial Plans.

     A. Environmental Reports. Before or after the date of Closing, GM will cause Haley & Aldrich or another independent environmental consultant selected by GM to conduct an environmental assessment, which may be performed in phases both prior to and after the date of Closing, to determine the Pre-Closing Environmental Condition of the Real Property, the nature and scope of which assessment will be determined by GM in its sole discretion. GM will provide copies of the final reports of such assessment or phases thereof (the "Environmental Reports"), as they become available, to AAM under the terms of


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                                                                              84

the ECA. The following Environmental Reports have been delivered to AAM by GM prior to the date of Closing:

                     PHASE I ENVIRONMENTAL SITE ASSESSMENTS

1.       Phase I Environmental Site              by:      Haley & Aldrich, Inc.
         Assessment                                       Rochester, New York
         Saginaw Division - Buffalo                       File No. 70451-40
         Plant ("Buffalo Plant")                          December 14, 1993
         Buffalo, New York

2.       Phase I Environmental Site              by:      Haley & Aldrich, Inc.
         Assessment                                       Rochester, New York
         Saginaw Division - Tonawanda                     File No. 70452-40
         Forge Plant                                      December 10, 1993
         Tonawanda, New York
         ("Tonawanda Plant")

3.       Phase I Environmental Site              by:      Haley & Aldrich, Inc.
         Assessment                                       Cleveland, Ohio
         Saginaw Prop Shaft Facility                      File No. 79010-40
         Three Rivers, Michigan                           December 10, 1993

4.       Phase I Environmental Site              by:      Haley & Aldrich, Inc.
         Assessment                                       Cleveland, Ohio
         Saginaw Division - General                       File No. 79012-40
         Motors Corporation                               December 15, 1993
         Detroit Gear & Axle Plant
         Hamtramck/Detroit, Michigan


5.       Phase I Environmental Site              by:      Haley & Aldrich, Inc.
         Assessment                                       Cleveland, Ohio
         Saginaw Division - Detroit                       File No. 79013-40
         Forge Facility                                   December 10, 1993
         Detroit, Michigan

The Environmental Reports will include action plans for any subsequent investigation, cleanup, remediation, and/or other actions which GM determines, in accordance with Section 6.1.2.B., should be or must be conducted under specifically applicable Environmental Laws, as existing and in effect as of the date of

Closing, to address Pre-Closing Environmental Conditions (the "Remedial Plan(s)"); provided, however, that the Remedial Plan(s) will provide for an action plan relating to the area at the Buffalo Plant described in the Phase I Environmental Site Assessment for the Buffalo Plant as the "Inactive Hazardous Waste Site" (also referred to as "Parking Lot #4") taking into consideration the factors set forth in Section 6.1.2.B(ii) or, if GM enters into a consent order with the State of New York to address such area, as required under such order. Such actions may include reporting/discussing environmental issues related to the Real Property with appropriate governmental agencies. GM will, in its sole discretion, determine whether such reports/discussions should or must be initiated with such governmental agencies. Subject to Section 6.12.5, AAM retains the right to make reports to governmental agencies if and to the extent required by Environmental Laws.

     B. Implementation of Remedial Plans. AAM acknowledges and agrees that in determining whether an action should be conducted or is required to be conducted under any specifically applicable Environmental Laws, as existing and in effect as of the date of Closing, under Section 6.1.2.A. or 6.1.3. to address Pre-Closing Environmental Conditions: (i) the decision as to whether any Pre-Closing Environmental Condition should be addressed or is required to be addressed under any specifically applicable Environmental Law will be in GM's sole discretion; and (ii) GM will, to the extent not prohibited by law, utilize the following factors in developing the particular action to be undertaken or in determining that no action will be undertaken: (a) specific requirements, if any, under applicable Environmental Laws, as existing and in effect as of the date of Closing; (b) technical feasibility of the action(s); (c) economic reasonableness of the action(s); (d) continued industrial use of the Real Property, as defined in Section 1.1.1, substantially similar to its use by GM before the date of Closing; and (e) human health and environmental risk-based factors, including, but not limited to: (1) likely exposure pathways consistent with continued industrial use of the Real Property, as defined in Section 1.1.1, substantially similar to its use by GM before the date of Closing; (2) typical simulated exposure distributions consistent with such exposures; (3) fate and transport characteristics; (4) local geology and hydrogeology; and (5) toxicity of the material(s) in question. Unless or to the extent required by law or agency directive, GM will not propose any action which would significantly and materially impair the ability of AAM to produce products in the ordinary course of business as conducted by GM before the date of Closing without the prior consent of AAM, which consent will not be unreasonably withheld. Subject to events of Force Majeure, GM will use reasonable efforts to commence implementation of the Remedial Plans as expeditiously as practicable. AAM agrees that GM will have access to the Assets, including, but not limited to, the Real Property, as defined in Section 1.1.1, after the date of Closing consistent with Section 6.3 to undertake any activities under the Remedial Plans.


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                                                                              87

     C. Agency Contact. Unless specifically requested by GM or, subject to
Section 6.12.5, required by Environmental Laws, AAM acknowledges and agrees that AAM will have no right to participate in any of GM's discussions/negotiations with any governmental agencies and will not independently engage in any discussions/negotiations with any governmental agencies regarding GM's activities hereunder, including, but not limited to, activities under any Remedial Plan or Compliance Plan, as hereafter defined, or any other issues related to the environmental condition of the Real Property, including, but not limited to, any Pre-Closing Environmental Conditions or Non-Compliance Matters, without the prior written consent of GM.

     D. Notification of GM. AAM agrees that it will, as soon as practical, notify GM of any contact, whether written, verbal, or in person, by or with any governmental agency, agency representative, or any other party regarding GM's activities at or any other issues related to the environmental condition or compliance status of the Real Property, as defined in Section 1.1.1, the Assets or the Business including, but not limited to, Pre-Closing Environmental Conditions, Non-Compliance Matters or activities under a Remedial Plan or as defined hereafter, a Compliance Plan. This provision will be effective through the end of the tenth year after the date of Closing, except that it will remain in effect thereafter as to any Remedial Plan or Compliance Plan which is still being implemented by GM at the end of such tenth year until the implementation of such plan has been completed.

     E. Scope of GM's Obligations. Notwithstanding the foregoing, AAM acknowledges and agrees that, except as specifically provided in Sections 6.1.2., 6.1.3., 6.2.1., 6.8., 6.9., 6.12.2. or 6.12.4., GM will have no obligation to undertake or conduct any cleanup, remediation, and/or other actions with respect to any environmental condition(s) or a non-compliance matter at the Real Property, as defined in Section 1.1.1, or concerning the Assets or Business, including, but not limited to, Pre-Closing Environmental Conditions or Non-Compliance Matters, or be liable to AAM or any third party for any such matters, and AAM will indemnify and defend GM therefrom in accordance with the provisions of Section 6.12.3.

     F. AAM's Review of Remedial Plans. GM will provide AAM with a copy of the proposed Remedial Plan(s), as may be amended from time to time, subject to the terms of the ECA for undertaking and completing investigation, cleanup, remediation, and/or other actions to address Pre-Closing Environmental Conditions under Section 6.1.2.A. or 6.1.3. AAM will have the right to review and comment on such Remedial Plan(s) prior to implementation by GM. GM will cooperate reasonably with AAM in facilitating AAM's review of the Remedial Plan(s). GM will consider AAM's comments on the Remedial Plans and, if requested by AAM, discuss AAM's comments on the Remedial Plans with AAM. AAM will complete its review promptly, but in no event will AAM's review period exceed thirty (30) calendar days after AAM's receipt of any Remedial Plan unless additional time is reasonably required. Any requests for additional time must be made in


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                                                                              89

writing within the review period; provided, however, that in the event that a shorter time for review is made necessary as a result of the need to obtain the approval of a governmental agency or as a result of a requirement of a governmental agency, then AAM's review time will be shortened to a period which is reasonable under the circumstances as specified by GM. If AAM does not object to the Remedial Plan(s) within the review period, GM will implement the Remedial Plan(s) as proposed or modified to address comments or objections from AAM consistent with this Section 6.1.2.F and as the Remedial Plan(s) may be amended from time to time. Notwithstanding any comments by AAM on the Remedial Plan(s), any objection to the Remedial Plan(s) by AAM must be timely and must be based solely upon a showing by AAM that an action(s) set forth in the Remedial Plan(s) will significantly and materially impair the ability of AAM to produce products in the ordinary course of business as conducted by GM before the date of Closing. If AAM makes such a showing, GM will modify its Remedial Plan(s) so as to not significantly and materially impair the ability of AAM to produce products in the ordinary course of business as conducted by GM before the date of Closing. Notwithstanding and without limiting the foregoing, AAM may not object to any Remedial Plan: (i) because a different action(s) might take a shorter period of time, require less of a presence of GM or its representatives at the Real Property, as defined in Section 1.1.1., or be preferable to AAM;
(ii) to require action(s) more stringent or materially different from that required under Environmental Laws, as existing and in effect as of the date of Closing; (iii) to require changes to an action(s) which was commenced or was substantially in place and/or negotiated prior to the date of Closing; or (iv) to require any modification or replacement of any personal property, building or fixture, or any process or material respecification where an alternative exists to address a Pre-Closing Environmental Condition. GM will have access to the Real Property, as defined in Section 1.1.1, after the date of Closing consistent with Section 6.3. to undertake any activities under the Remedial Plans. AAM will cooperate with GM in performing such post-closing activities.

     G. AAM's Environmental Reports. AAM agrees to provide to GM, promptly upon request and during the longest indemnity period under this Article VI., copies of any environmental reports, data or assessments prepared or collected by or on behalf of AAM except those which are protected by the attorney-client privilege or the attorney-work product doctrine; provided, however, that no data relating to the quality, quantity or concentration of any emission, discharge or environmental medium or any constituent or contamination thereof at the Real Property, as defined in Section 1.1.1., or relating to the Assets will be subject to any such privilege or doctrine.

     6.1.3. Post-Closing Matters. If, during the first five (5) years after the date of Closing, AAM discovers a potential Pre-Closing Environmental Condition which was not a condition or matter identified, assessed or investigated in the Environmental Reports, GM will, with respect to such condition,


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                                                                              91

take actions which GM determines should be conducted or must be conducted under specifically applicable Environmental Laws, as existing and in effect as of the date of Closing, so long as AAM establishes that such condition: (i) is significant and material; (ii) was in existence as of the date of Closing; and
(iii) was not caused or significantly contributed to, significantly aggravated by, or significantly exacerbated by AAM. If AAM makes such a showing, such condition will be deemed a Pre-Closing Environmental Condition and GM will address such condition under the provisions of Section 6.1.2. For purposes of Sections 6.1.3., 6.12.2. and 6.12.3, the condition will be deemed to be "significant and material" if the cost to remediate such condition, as reasonably determined or estimated using best engineering judgment, exceeds $45,000, exclusive of costs of investigation, evaluation, assessment, oversight, operation and maintenance, and any fines or penalties associated therewith. With respect to any significant and material Pre-Closing Environmental Condition subject to this Section 6.1.3. which becomes subject to a Remedial Plan under
Section 6.1.2.B., GM will be responsible only for costs reasonably incurred by AAM with respect to investigation, evaluation and assessment with respect to such significant and material Pre-Closing Environmental Condition in excess of

$50,000, and GM will reimburse AAM for any of its costs for investigation, evaluation and assessment in excess of $50,000; provided, however, that before AAM incurs costs in excess of $50,000 with respect to such investigation, evaluation and assessment, AAM will submit to GM for review and approval a work plan setting forth the nature of the investigative, evaluation and assessment work to be performed, an estimate using best engineering judgment of the cost thereof and the basis for undertaking such work. GM will expeditiously review and comment upon any such work plan and AAM will consider and, if reasonable, adopt GM's comments on the work plan. If, as modified, the work plan and the activities thereunder are reasonable in purpose, scope, cost, duration and extent, GM will not unreasonably withhold its approval of such work plan. With respect to GM's indemnification obligations under
Section 6.12.2, GM will also be responsible only for costs with respect to each such significant and material Pre-Closing Environmental Condition in excess of $50,000 and AAM will be responsible for all such costs less than $50,000. The term "best engineering judgment" will mean the application of generally accepted engineering principles and cost estimation techniques to determine the cost of investigation, assessment, evaluation and performance of remediation of a Pre-Closing Environmental Condition based upon credible and verifiable facts, and confirmation and use of the factors set forth in Section 6.1.2.B.

     6.2. GM's Environmental Compliance Audit(s); Environmental Permits.

     6.2.1. Compliance Review.

     A. Compliance Plans and Implementation. GM has retained Haley & Aldrich to conduct a review(s) of the compliance status of the operations of the Business with Environmental Laws, as existing and in effect as of the date of Closing. GM has


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                                                                              93

provided AAM with a copy of the final report(s) of this compliance review(s) subject to the terms of the ECA (the "Environmental Compliance Audits") as described below:

                         ENVIRONMENTAL COMPLIANCE AUDITS

1.       Environmental Compliance                by:      Haley & Aldrich, Inc.
         Audit                                            Cleveland, Ohio
         Saginaw Buffalo Plant                            File No. 70451-41
         Buffalo, New York                                December 9, 1993


2.       Environmental Compliance                by:      Haley & Aldrich, Inc.
         Audit                                            Cleveland, Ohio
         Saginaw Division - Tonawanda                     File No. 70452-41
         Forge Plant                                      December 9, 1993
         Tonawanda, New York

3.       Environmental Compliance                by:      Haley & Aldrich, Inc.
         Audit                                            Cleveland, Ohio
         Saginaw Division - Prop                          File No. 79010-41
         Shaft Facility,                                  December 10, 1993
         Three Rivers, Michigan

4.       Environmental Compliance                by:      Haley & Aldrich, Inc.
         Audit                                            Cleveland, Ohio
         Saginaw Division - Gear &                        File No. 79012-41
         Axle Facility                                    December 8, 1993
         Detroit, Michigan

5.       Environmental Compliance                by:      Haley & Aldrich, Inc.
         Audit                                            Cleveland, Ohio
         Saginaw Division - Detroit                       File No. 79013-41
         Forge Facility                                   December 10, 1993
         Detroit, Michigan

GM will develop compliance plan(s) to address the matters to be set forth on
Exhibit 6.2.1.A. before the date of Closing (which matters will be set forth based on the information contained in the Environmental Compliance Audits) or which may be added after the date of the Closing as set forth below under Environmental Laws, as existing and in effect as of the date of Closing (the "Compliance Plans") to the extent such matters constitute Non-Compliance Matters or will address one or more of such Non-Compliance Matters in the manner set forth on Exhibit 6.2.1.A. AAM and GM agree that the matters to be set forth on Exhibit 6.2.1.A. based on the Environmental Compliance Audits will be determined prior to the date of the Closing, and they each agree that it will be a condition precedent to each of their respective obligations to consummate the transactions set forth in this Agreement that such determinations are mutually satisfactory to AAM and GM. As soon as practicable, but in no event later than ninety (90) calendar days after the date of Closing, AAM may propose that additional matters be added to Exhibit 6.2.1.A. If GM reasonably determines that such matters were in existence as of the date of Closing and constituted a Non-Compliance Matter, such matters will be added to Exhibit 6.2.1.A. and will be addressed by GM in the Compliance Plans or in the manner set forth on Exhibit 6.2.1.A. GM will be responsible only for addressing the Non-Compliance Matters set forth in the Compliance Plans in the manner described in the Compliance Plans or in Exhibit 6.2.1.A. No Non-Compliance Matter will constitute a Pre-Closing Environmental Condition for purposes of this Agreement or otherwise.


     B. AAM's Review of Compliance Plans. GM will provide AAM with a copy of the proposed Compliance Plan(s), as may be amended from time to time, subject to the terms of the ECA. AAM will have the right to review and comment on such Compliance Plan(s) prior to implementation by GM. GM will cooperate reasonably with AAM in facilitating AAM's review of the Compliance Plan(s). GM will consider AAM's comments on the Compliance Plan(s) and, if requested by AAM, discuss AAM's comments on the Compliance Plan(s) with AAM. AAM will complete its review promptly, but in no event will AAM's review period exceed thirty (30) calendar days after AAM's receipt of any Compliance Plan unless additional time is reasonably required. Any requests for additional time must be made in writing within the review period; provided, however, that in the event that a shorter time for review is made necessary as a result of the need to obtain the approval of a governmental agency or as a result of a requirement of a governmental agency, then AAM's review time will be shortened to a period which is reasonable under the circumstances as specified by GM. If AAM does not object to the Compliance Plan(s) within the review period, GM will implement the Compliance Plan(s) as proposed or modified to address comments or objections from AAM consistent with this Section 6.2.1.B. and as the Compliance Plan(s) may be amended from time to time. Notwithstanding any comments by AAM on the Compliance Plan(s), any objection to the Compliance Plan(s) by AAM must be timely and must be based solely upon a showing by AAM that an action(s) set forth in the Compliance Plan(s) will significantly and materially impair the ability of AAM to produce products in the ordinary course of business as conducted by GM before the date of Closing. If AAM makes such a showing, GM will modify its Compliance Plan(s) so as to not significantly and materially impair the ability of AAM to produce products in the ordinary course of business as conducted by GM before the date of Closing. Notwithstanding and without limiting the foregoing, AAM may not object to any Compliance Plan: (i) because a different action might take a shorter period of time, require less of a presence of GM or its representatives at the Real Property, as defined in Section 1.1.1., or be preferable to AAM;
(ii) to require action(s) more stringent or materially different from that required under Environmental Laws, as existing and in effect as of the date of Closing; (iii) to require changes to an action(s) which was commenced or was substantially in place and/or negotiated prior to the date of Closing; or (iv) to require any modification or replacement of any personal property, building or fixture, or any process or material respecification where an alternative exists to address a Non-Compliance Matter. GM will have access to the Real Property, as defined in Section 1.1.1., after the date of Closing consistent with Section

6.3. to undertake any activities under the Compliance Plans. AAM will cooperate with GM in performing such post-closing activities. Subject to events of Force Majeure, GM will use reasonable efforts to commence implementation of the Compliance Plans as expeditiously as practicable.

     C. Except as set forth in Section 6.8. or 6.9., AAM will be solely responsible and liable for correcting and/or resolving any Non-Compliance Matter not set forth on Exhibit

6.2.1.A. and AAM will indemnify and defend GM in connection with any such matter in accordance with Section 6.12.3. GM will reasonably cooperate with AAM in AAM's efforts in addressing such matters.

     6.2.2. Environmental Permits; Transfer. Set forth on Exhibit 6.2.2. are all of the environmental permits, licenses and authorizations identified by GM and issued with respect to the operations at the Real Property, as defined in
Section 1.1.1. ("Environmental Permits"). Prior to the date of Closing, GM will take all actions reasonably required to effect the transfer to AAM of the Environmental Permits which can be transferred solely by notification to the applicable permitting authority. GM will use its best efforts to transfer to AAM all other Environmental Permits which require consent, review, approval or additional actions other than mere notification, and which may be lawfully transferred to AAM. AAM will be solely responsible for (i) obtaining or effecting the transfer of all Environmental Permits which are not transferable prior to the date of Closing under the two preceding sentences; and (ii) all other permits, licenses, authorizations and approvals required with respect to the Assets, the Real Property, as defined in Section 1.1.1, and the Business under Environmental Laws, as existing and in effect as of the date of Closing and thereafter, which have not been issued as of the date of Closing. GM and AAM agree to reasonably cooperate with one another in obtaining any consents, reviews or approvals necessary to transfer or obtain the Environmental Permits and in identifying, applying for and obtaining any permits, licenses, authorizations or approvals referred to in the preceding clause (ii) under Environmental Laws as existing and in effect as of the date of Closing. Any Environmental Permit transferred under this Section 6.2.2. will be considered to be an Asset of the Business transferred to AAM under this Agreement.

     6.3. Post-Closing Access to Real Property; Documentation of Actions.

     A. AAM acknowledges and agrees that, at any time after the date of Closing and, except where emergency conditions require otherwise, upon reasonable prior notice, GM and its representatives may come upon the Real Property, as defined in Section 1.1.1., to: (i) undertake any actions with respect to any Remedial Plan under Section 6.1.2. or 6.1.3.; (ii) undertake any actions with respect to any Compliance Plan under Section 6.2.1.; or (iii) undertake any actions under Sections 6.8., 6.9., 6.12.2. or 6.12.4. GM will keep AAM apprised of scheduled activities at the Real Property. AAM agrees to: (i) cooperate with GM and its representatives in obtaining any requisite governmental approvals, consents, authorizations, waivers, or permits which may be required in connection with Remedial Plans or Compliance Plans, and which will be obtained at GM's sole expense, to conduct such activities; (ii) not interfere with any actions instituted by GM before the date of Closing or under this Agreement or any Remedial Plan or Compliance Plan; (iii) do all things reasonably necessary and appropriate to allow GM to implement actions under this Agreement or any Remedial Plan or Compliance Plan; and (iv) exercise due care so as not to adversely affect the installation, operation, integrity or maintenance of any action or remedy existing or taken at or about the Real Property, as defined in
Section 1.1.1., before the date of Closing or thereafter under this Agreement or any Remedial Plan or Compliance Plan. Regarding activities undertaken pursuant to Sections 6.1.2., 6.1.3., 6.2.1., 6.8., 6.9., 6.12.2. or 6.12.4.B. and C., GM
agrees to provide AAM with documentation detailing the actions taken by GM. AAM will cooperate with GM in performing such post-closing activities. GM will indemnify, defend and hold AAM harmless from any personal injury or property damage to a third party (including any AAM employee) or to AAM's property which occurs solely and directly as a result of GM's access to the Real Property pursuant to this Section 6.3. and which is due solely to GM's negligent act or omission; provided, however, no action taken or condition created as a result of GM's implementation of a Remedial Plan or a Compliance Plan will be subject to the foregoing indemnification. GM's indemnification obligation under the preceding sentence will not include any liability for consequential damages, special damages or incidental damages such as, by way of example and not limitation, loss of profits, loss of business opportunity, or any attorney's or consultant's fees or other expenses as to any matter as to which GM has accepted its defense and indemnity obligation, and the procedures specified in Section 6.12.2.A. through H. will apply to any such claim for indemnification.

     B. In connection with GM's access to the Real Property, as defined in
Section 1.1.1., for any purpose under
this Article VI., both GM and AAM will exercise best efforts to avoid unreasonably interfering with the actions, business and operations of the other party on and associated with the Assets, the Real Property, as defined in

Section 1.1.1., and the Business and the access of each party thereto. GM will abide by all applicable health and safety requirements of AAM while conducting actions on the Real Property, as defined in Section 1.1.1. GM or its agents may need access to services, including potable water, electric and telephone utilities, security and possibly wastewater treatment facilities, in connection with its activities on the Real Property, as defined in Section 1.1.1., subsequent to the date of Closing. AAM will provide GM or its agents with access to such utilities and facilities, on GM's reasonable request, for all purposes authorized or required under this Article VI. Such access will be utilized by GM or its agents in a reasonable manner which will minimize interference with AAM's operation of the Business. GM will reimburse AAM for GM's share of the reasonable cost of providing such services upon receipt from AAM of reasonably satisfactory evidence of the cost for such services based on a proportional share mutually agreed to by the parties.

     C. In the event that GM requires access to the Real Property, as defined in
Section 1.1.1., relating to the Tonawanda Forge Plant to investigate any environmental condition or to undertake any remedial action with respect to or relating to the adjacent GM Powertrain Division Engine Plant, AAM will


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                                                                             101

grant GM such access as is reasonably necessary and which is consistent with the access provided under Sections 6.3.A. and B.

     6.4. Generator-Only Status. AAM acknowledges, warrants and agrees that it will not treat, store, or dispose of any hazardous substances, hazardous wastes, or toxic substances as those terms are defined under Environmental Laws, as may be amended from time to time, on, at or below the Real Property, as defined in
Section 1.1.1., and will maintain generator-only status; provided, however, that AAM may: (i) temporarily or for a limited time period accumulate such substances or wastes as allowed under Environmental Laws without the necessity of a license or permit therefor; and (ii) use for lawful purposes and in a safe and environmentally appropriate and lawful manner commercial products which may contain such substances so long as and to the extent that AAM does not adversely affect or impact any property or operation of GM which may occur in the vicinity of the Real Property. AAM will use its best efforts to obtain new identification numbers which are required under Environmental Laws for hazardous waste management activities with respect to hazardous waste generated by the Business at the Real Property after the date of Closing. GM represents and warrants that no permit has been issued prior to the date of Closing with respect to the Business for operation of a hazardous waste treatment, storage or disposal facility under RCRA or any state law equivalent.

     6.5. Restrictions on Use and Transfer.

     A. AAM acknowledges, warrants and agrees that any contract, deed, transfer document or other instrument for transfer of any interest in, possession of, or right to use the whole or any part of the Real Property, as defined in Section 1.1.1., through sale, lease, license, easement or otherwise, including, but not limited to, any contract, deed, transfer document or other instrument for transfer of any such interest by and between GM and AAM in connection with or pursuant to this Agreement, will incorporate the obligations of AAM and any subsequent user, occupant or transferee of the Real Property, as defined in
Section 1.1.1., set forth in Sections 6.3., 6.4. and 6.5.B., and will restrict use of the Real Property, as defined in Section 1.1.1., from and after the date of Closing and, except as provided in the succeeding sentence, in perpetuity thereafter to industrial use and without access by members of the general public. Such restriction will allow for customary office and other uses ancillary to the principal use of the Real Property for industrial use, will provide that the restriction may be eliminated as an encumbrance upon the Real Property, as defined in Section 1.1.1., only with the written consent of GM, and will provide that it is directly enforceable by GM against AAM and any subsequent user, occupant or transferee of the Real Property, as defined in
Section 1.1.1.

     B. In the event AAM wishes to transfer all or any part of or any interest in the Real Property, as defined in Section 1.1.1., to a third party, it will require as a condition of any such transfer that the transferee covenant not to sue and release GM from all liability for any environmental matter or condition involving the Real Property, as defined in Section 1.1.1., and be bound by the provisions of this Article VI., other than AAM's indemnification obligations under Section 6.12.3 and assume the obligations of AAM under this Article VI., other than AAM's indemnification obligations under 6.12.3.; provided, however, that no such assumption will relieve AAM of its obligations under this Agreement. In the case of any transfer to an Affiliate, the Affiliate will be required as a condition thereof to be bound by all of the provisions of this Article VI. including AAM's indemnification obligations under this Article VI. and assume all of AAM's obligations under the Article VI. including AAM's indemnification obligations under this Article VI.; provided, however, that no transfer to an Affiliate will relieve AAM of its obligations under this Agreement. AAM will indemnify and defend GM against any claims asserted by such transferee against GM which are contrary to the provisions of this Article VI.

     6.6. Maintenance of the Real Property. Except as set forth in any Remedial Plan or Compliance Plan, AAM acknowledges, warrants and agrees that, after the date of Closing, AAM will be solely responsible for maintenance of the Real Property, as defined in Section 1.1.1., and the Assets, including, but not limited to, any and all current or future structures, facilities, parking lots, and storage areas, under contracts (including this Agreement), Environmental

Laws, other laws and the common law.

     6.7. Compliance With Environmental Laws. AAM acknowledges, warrants and agrees that: (i) after the date of Closing, AAM and any of AAM's successors, tenants, agents, employees, or contractors will comply in all material respects with all Environmental Laws applicable to the use of, operations at or occupancy of the Assets (including, but not limited to, the Real Property, as defined in Section 1.1.1., and any facilities, structures, parking lots, and storage areas thereon); and (ii) except as specifically otherwise provided in this Article VI., sole legal and financial responsibility for compliance with all Environmental Laws including hazardous waste management requirements, applicable to the use of, operations at or occupancy of the Assets, including, but not limited to, the Real Property, as defined in Section 1.1.1., will be that of AAM.

     6.8. Responsibility for Transformers and Capacitors.

     A. GM has informed AAM that the Assets, including, but not limited to, the Real Property, as defined in Section 1.1.1., may include, among other things, transformers and capacitors that may contain mono or polychlorinated biphenyl ("PCBs") dielectric or other materials. Prior to the date of Closing, GM will, at its cost, inspect identified PCB-containing transformers and provide to AAM a copy of the results of its inspection. GM will investigate and, if necessary, remediate any containment structure associated with a PCB-containing transformer determined during the course of such inspection to be leaking. Such remediation will be consistent with the provisions of the PCB Spill Cleanup Policy set forth at 40 CFR Part 761,

Subpart G (1992). Either before or after the date of Closing, as the circumstances may require, GM will take such actions as may be required under TSCA so that GM can lawfully transfer such transformers to AAM as of or after the date of Closing.

     B. After the date of Closing, and without limitation of the other obligations of AAM under this Agreement, AAM agrees to use, store, mark, handle, transport, distribute in commerce, and/or dispose of properly the PCB transformers and capacitors, including, but not limited to, the PCB materials contained therein, in compliance with Environmental Laws and other laws.

     C. Other than as provided in Sections 6.8.A. and 6.8.D., AAM agrees that GM will have no further obligation or liability with regard to such PCB and PCB containing equipment or material, including, but not limited to, transformers and capacitors, and the PCB materials contained therein or any release thereof, after the date of Closing, and that AAM will be and remain solely liable and responsible for the proper handling, marking, transportation, distribution in commerce, storage, use, maintenance, repair, or disposal of such transformers and capacitors, including the PCB fluids contained therein or any release thereof, under contract (including this Agreement), Environmental Laws, other laws, and the common law, and AAM will indemnify and defend GM therefrom in accordance with Section 6.12.3.

     D. AAM acknowledges that an exterior building siding or cladding material known as "Galbestos" may be in use at


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                                                                             106

the Tonawanda Plant and that such use may not presently be subject to a use authorization under 40 CFR Part 761 (1992). With respect to such material, GM agrees that, if at any time within the first five (5) years after the date of Closing it is expressly determined by a regulation or final order of a governmental agency with jurisdiction in the matter duly promulgated or issued under TSCA and taking effect within such time period that such material may not lawfully remain in use, then GM will reimburse AAM for its reasonable and actual costs and expenses incurred in the removal and disposal of such material in the manner then required by TSCA, and in accordance with the plan and cost estimate approved by GM, and AAM will be solely responsible for all costs and expenses associated with the replacement of such material. If any such final order is issued, AAM will, if requested by GM, prosecute and perfect an appeal of such order or any affirmance thereof in the manner prescribed by GM and with counsel of GM's choice, and GM will in such event pay the cost and expense incurred by AAM to appeal any such order or affirmance thereof; provided, however, that if GM has requested that AAM appeal such order and the appeal thereof is ongoing at the end of the five (5) year period set forth above, GM's obligations under this subsection will continue until the appeal has been finally determined. Prior to any such removal and disposal, AAM will submit to GM for its approval, a plan and cost estimate for effecting such removal and disposal. Any removal, disposal or replacement costs incurred by AAM with respect to such material in the ordinary course of business or not mandated


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                                                                             107

by the regulation or order of a governmental agency promulgated or issued under TSCA after the date of Closing will be the sole responsibility of AAM and AAM will indemnify and defend GM therefrom in accordance with Section 6.12.3.

     6.9. Responsibility for Asbestos.

     A. GM has informed AAM that the Assets, including, but not limited to, the

Real Property, as defined in Section 1.1.1., may include, among other things, asbestos insulation and other asbestos-containing material ("ACM"). Either before or after the date of Closing, GM will, at its sole cost, engage an independent consulting firm to conduct a survey of all reasonably accessible ACM at the Real Property, as defined in Section 1.1.1., and to prepare a written report of its findings. Such survey will take into account the location, condition, friability, accessibility, and frequency and manner of use of and exposure to such ACM. Upon completion of the survey, GM will provide a copy thereof to AAM and agrees to remove or, at its option, repair only friable ACM identified in the survey which is excessively damaged and accessible and which poses an immediate threat of release to the general worker population.

     B. Except as provided in Section 6.9.A. and 6.9.C., after the date of Closing, and without limitation of the other obligations of AAM under this Agreement, AAM agrees that GM will have no further obligation or liability with regard to the presence, maintenance, handling, repair, use, removal, release, storage, or disposal of any ACM, and that AAM will be and remain solely liable and responsible for such activities under contract

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                                                                             108

(including this Agreement), Environmental Laws, other laws, and the common law, and AAM will indemnify and defend GM therefrom in accordance with Section 6.12.3.

     C. Liability for Employee Asbestos-Related Claims will be borne by the parties as follows. AAM's portion of such liability will be equal to an amount determined by multiplying the aggregate liability for such claim by a fraction, the numerator of which fraction will be the period of employment of the claimant with AAM at the facility in question on and after the date of Closing, and the denominator of such fraction will be the total period of employment of such claimant with GM at the facility in question before the date of Closing and with AAM at the facility in question on and after the date of Closing. That portion of the aggregate liability for such claim not allocated to AAM as provided in the preceding sentence will be GM's responsibility. For purposes of this Section 6.9.C., the term "Employee Asbestos-Related Claim" will mean lawsuits and claims brought or made by or on behalf of employees or former employees of the Business for personal injuries arising, or alleged to have arisen, from exposure to asbestos fibers, either before or after the Closing, on the Real Property, as defined in Section 1.1.1., including all claims for compensation pursuant to applicable worker's compensation or related or similar legislation.

     6.10. No Arrangement for Disposal. GM and AAM acknowledge that the transactions contemplated by this Agreement constitute a sale and transfer of assets in the ordinary course of business and are not intended in any way, nor will they be


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                                                                             109

deemed to be, an arrangement for treatment, storage or disposal of any of the Assets or any substances or materials contained therein. AAM agrees that GM will not have any liability under any Environmental Law by virtue of such transfer alone.

     6.11. GM's Inspection Rights. AAM acknowledges and agrees that GM has the right, at any time and at least semi-annually, and, except where emergency conditions require otherwise, upon reasonable notice, during the period of GM's indemnity obligations set forth in this Article VI., to inspect or audit the Assets, including, but not limited to, the Real Property, as defined in Section 1.1.1., from time to time, to observe AAM's or its tenant's, agents, employee's, or contractor's compliance with Environmental Laws and the provisions of this Agreement. During such inspection or audit, AAM agrees to provide all documents and information reasonably requested by GM and provide to GM the opportunity to interview AAM's employees relating to environmental matters, except such documents and information as are protected by the attorney-client privilege or attorney-work product doctrine; provided, however, that no data relating to the quality, quantity or concentration of any emission, discharge or environmental medium or any constituent or contamination thereof at the Real Property, as defined in Section 1.1.1., or relating to the Assets will be subject to any such privilege or doctrine. Any such inspection or audit, including employee interviews and assistance, will be coordinated with management personnel responsible for environmental compliance and will not unreasonably interfere with


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                                                                             110

AAM's continued operation of the Business. This right of inspection does not constitute a duty on GM's part to so inspect and in no event relieves AAM of any obligations under this Agreement or under the law.

     6.12. Condition of Assets; Indemnification Obligations.

     6.12.1. Condition of Assets.

     A. AAM acknowledges, warrants and agrees that, prior to the date of Closing, it has had the opportunity to and has examined and investigated the nature, environmental condition and compliance status of the Assets, including, but not limited to, the Real Property, as defined in Section 1.1.1., and the Business. Except as set forth in Section 6.4., neither GM, nor any agent, attorney, employee, or representative of GM, has made any representation whatsoever regarding the nature, environmental condition or compliance status of the Assets, the Real Property, as defined in Section 1.1.1., or the Business by GM to AAM or any part thereof and that AAM in executing, delivering, and/or performing this Agreement has not relied upon any statement and/or information (including, but not limited to, any Environmental Report or Environmental Compliance Audit), to whomsoever made or given directly, orally or in writing, by any individual, firm, or corporation. The parties assume that the

Environmental Reports and the Environmental Compliance audits do and will in the future accurately describe the condition of the soil, ground water and surface water at the Real Property and the environmental compliance status of the Assets and the Business.


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                                                                             111

Neither GM nor AAM represents or warrants the accuracy or completeness of the Environmental Reports or the Environmental Compliance Audits, and AAM has entered into this Agreement based solely upon its own inspection, evaluation, review and analysis of such reports and audits and its rights under Sections
6.1.3. and 6.2.1.A.

     B. AAM acknowledges and agrees that, except as otherwise provided in this
Article VI., it is purchasing the Assets, the Real Property, as defined in
Section 1.1.1., and the Business in an "as is, where is" condition as of the date of Closing and without any right of action with respect to environmental matters or conditions against GM under contract (including this Agreement), Environmental Laws, other laws, the common law or in equity. Except for actions arising under Sections 6.8., 6.9., 6.12.2., 6.12.3.B.2. or 6.12.4., AAM hereby expressly releases and covenants not to sue GM with respect to environmental matters or conditions regarding the Assets, the Real Property, as defined in
Section 1.1.1, or the Business, whether existing before or after the date of Closing, including, but not limited to, environmental matters arising from or related to the presence of PCBs, asbestos, wood floor blocks, ceiling and floor tiles, buildings, refractory brick and any substances, materials or structures at or about the Real Property, as defined in Section 1.1.1., or in or about the Assets.

     6.12.2. GM's Indemnification. GM agrees that for a period of five (5) years after the date of Closing and in accordance with the following terms and conditions, GM will


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                                                                             112

indemnify, defend, and hold AAM harmless from and against any liabilities, damages, penalties, or fines, including, without limitation, reasonable attorney's fees, (but in no event will GM's agreement to indemnify AAM include consequential, special or incidental damages such as, by way of example and not limitation, loss of profits or loss of business opportunity, or any attorney's or consultant's fees or other expenses as to any matter as to which GM has accepted its defense and indemnity obligations) to which AAM may be subjected as a result of an action, suit, complaint, formal notice of probable claim, or proceeding brought by a governmental agency or other third party (hereinafter "Claim"), but only to the extent such Claim is based upon a Pre-Closing Environmental Condition described in any Environmental Report or a significant and material Pre-Closing Environmental Condition which: (i) constitutes a violation of a specifically applicable Environmental Law, as existing and in effect as of the date of Closing, or (ii) results in an investigation or remediation obligation or liability being imposed under Environmental Laws, as existing and in effect as of the date of Closing. GM agrees that for the period commencing with the sixth year after the date of Closing and continuing through the tenth year after the date of Closing, and in accordance with the following terms and conditions, GM will indemnify, defend and hold AAM harmless from and against any liabilities, damages, penalties, or fines, including, without limitation, reasonable attorney's fees, (but in no event will GM's agreement to indemnify AAM include consequential damages, special damages or incidental damages such as, by way of example and not limitation, loss of profits or loss of business opportunity, or any attorney's or consultant's fees or other expenses as to any matter as to which GM has accepted its defense and indemnity obligations) to which AAM may be subjected as a result of any Claim, but only if and to the extent such Claim is based upon a Pre-Closing Environmental Condition which is disclosed in any Environmental Report or is a significant and material Pre-Closing Environmental Condition which arises under Section 6.1.3., and AAM establishes that: (i) AAM did not cause or significantly contribute to, significantly aggravate or significantly exacerbate such Pre-Closing Environmental Condition; (ii) AAM has substantially complied with and met in all material respects all of its obligations under this
Article VI.; and (iii) GM's determination regarding if and to what extent actions taken or not taken with respect to any such Pre-Closing Environmental Condition was, and resulted in a condition that was, inconsistent with Environmental Laws, as existing and in effect as of the date of Closing. The foregoing indemnities will be effective as follows:

     A. AAM agrees that it will promptly, but in no event later than thirty (30) calendar days from the date of its discovery of facts which are reasonably likely to give rise to a demand by it for indemnification under this Article VI. or relating to any such Claim, notify GM in writing of such facts and potential Claim. AAM's written notice will specify in detail the particular facts and Environmental Law involved.


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                                                                             114

     B. AAM and GM will use best efforts to resolve promptly any disputes regarding any Claim hereunder.

     C. GM's indemnification obligations hereunder will be apportioned to the extent that a Claim results from, or GM's expenses are materially increased by, AAM's failure to provide timely notice as required under Section 6.12.2.A. No indemnification obligation exists if, without the prior written approval of GM, AAM has negotiated and/or agreed with a third party to conduct investigation, remediation, or other actions with respect to a Claim or to settle a Claim.

     D. After notification is given under Section 6.12.2.A., GM will be entitled, but not obligated, to assume the defense or settlement of any Claim or to participate in any negotiations or proceedings to settle or otherwise eliminate any Claim. If GM fails to elect in writing within thirty (30) calendar days after the notification referred to above to assume the defense or settlement, AAM may engage counsel to defend, settle or otherwise dispose of such Claim.

     E. In cases where GM has assumed the defense, settlement or disposition of a Claim, GM will be entitled to assume the defense or settlement thereof with counsel of its own choosing, and will be entitled to settle, compromise, decline to appeal, or otherwise dispose of the Claim without the consent or agreement of AAM; provided, however, that in such event GM shall obtain from the claimant a release in favor of AAM from all liability with respect to such Claim.


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                                                                             115

     F. In any case in which GM assumes the defense or settlement of a Claim and GM, in its sole discretion, so consents, AAM will be entitled to continue to participate at its own cost in any such action or proceeding or in any negotiations or proceedings to settle or otherwise eliminate any Claim for which indemnification is being sought and will have the right to employ its own counsel in any such case, but the fees and expenses of such counsel will be at the expense of AAM; otherwise, AAM will have no such right to participate in any such action or proceeding. In no event will GM be liable to any indemnified party for the cost of employing or using in-house legal counsel regardless of whether GM has, or has not, assumed the defense or settlement of such Claim.

     G. In the event indemnification is requested, GM and its representatives and agents will have access to the premises, books and records of the indemnified party or parties seeking such indemnification to the extent reasonably necessary to assist it in defending or settling any Claim; provided, however, that such access will be conducted in such manner so as not to interfere unreasonably with the operation of the Business.

     H. Until the expiration of the indemnification period under Section 6.12.2.I., AAM agrees to retain all documents with respect to all matters as to which indemnity may be sought under this Article VI. Before disposing of or otherwise destroying any such documents, AAM will give reasonable notice to such effect and deliver to GM, at GM's expense and upon its request, a copy of any such documents. In addition, each


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                                                                             116

party to this Agreement agrees to use its reasonable efforts to cause its employees to cooperate with and assist GM in connection with any Claim for which indemnity is sought by AAM hereunder.

     I. Upon expiration of the ten (10) year period after the date of Closing, the indemnification requirements of this Section 6.12.2. will terminate and AAM will have no right of action against GM for environmental matters or conditions relating to the Real Property, as defined in Section 1.1.1., the Assets or the Business under contract (including this Agreement), Environmental Laws, other laws, or the common law or in equity; provided, however, that: (i) in the event a Claim is asserted before the end of such ten (10) year period, the obligation of GM to indemnify and defend AAM will continue, but only as to such Claim; and
(ii) in the event GM has not completed a Remedial Plan before the end of such ten (10) year period, GM will nevertheless complete the actions required under such Remedial Plan.

     J. If GM, in addressing a Pre-Closing Environmental Condition under Section
6.1.2 or 6.1.3 or in defending or resolving any Claim as to which it has indemnification responsibility under this Article VI., remediates or incurs costs or damages with respect to a matter for which a third party may be responsible or liable, AAM agrees to cooperate with GM in pursuing any claim against such third party and will use its best efforts to assist GM and to enable GM to legally assert such claim against such third party and to recover GM's costs and damages against such third party including, but not limited to, acting as the real party in interest and assigning


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                                                                             117

AAM's rights or cause of action against any such third party relating to such claim or the proceeds thereof to GM. With respect to any such action, GM agrees to defend, indemnify and hold AAM harmless from and against any cost or liability to which AAM may be subjected as a result of providing such assistance.

     6.12.3. AAM's Indemnification.

     A. AAM will indemnify, defend and hold GM harmless from and against any Claims, including, without limitation, reasonable attorney's fees, (but in no event will AAM's agreement to indemnify GM include consequential, special or incidental damages such as, by way of example and not limitation, loss of profits or loss of business opportunity, or any attorney's or consultant's fees or other expenses as to any matters as to which AAM has accepted its defense and indemnity obligations) asserted against or to which GM may be subjected and which are caused by, relate to or arise in connection with: (i) any breach by AAM of any warranty or agreement by AAM under this Article VI.; (ii) any violation by AAM of any Environmental Law with respect to the Assets, the Real Property, as defined in Section 1.1.1., or the Business; (iii) any matter with respect to which AAM is obligated to indemnify GM under Section 6.1.2.E.,

6.2.1.C., 6.5.B., 6.8.C., 6.8.D., 6.9.B., 6.9.C. or 6.16.4.A.; and (iv) except as provided in Section 6.12.3.B., any matter as to which GM is not obligated to indemnify AAM under Section 6.12.2. or 6.12.4., whether due to the passage of time beyond the applicable indemnity period, the fact that such matter is not within the scope of GM's indemnification obligations, or


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                                                                             118

otherwise, including, but not limited to, Claims based on GM's actions, omissions or status, whether negligent or otherwise; Claims relating to a Pre-Closing Environmental Condition arising during the second five (5) year period after the date of Closing which was significantly contributed to or significantly aggravated or significantly exacerbated by AAM; or Claims which were not discovered by AAM within five (5) years after the date of Closing. AAM's indemnification obligations will exist in perpetuity and will not be affected in any way by, or be merged into, the transactions contemplated under this Agreement, and all representations and warranties of AAM in this Article
VI. will also survive the Closing.

     B. 1. With respect to any condition or matter which was not identified, assessed or investigated in the Environmental Reports and any condition or matter which is not a significant and material Pre-Closing Environmental Condition subject to Section 6.1.3, AAM's obligation to indemnify and defend GM under Section 6.12.3.A(iv) will be unconditional and absolute.

     2. With respect to any Pre-Closing Environmental Condition identified, assessed or investigated in the Environmental Reports and any condition or matter which constitutes a significant and material Pre-Closing Environmental Condition subject to Section 6.1.3, AAM will defend and indemnify GM against any Claim relating thereto and asserted against GM when and if it is determined by a final, non-appealable determination of a court or agency with jurisdiction over the matter that GM addressed such condition or matter in such a manner that the result was consistent with Environmental Laws, as existing and in effect as of the date of Closing, and will thereupon reimburse GM for all of GM's costs, including costs of defense, incurred with respect to such Claim prior to such determination. The parties agree that, solely with respect to Claims arising under this Section 6.12.3.B.2., either of them will have the right to seek a declaratory judgment at any time (subject to any applicable statute of limitations) following the assertion of such Claims for the purpose of determining whether GM addressed the Pre-Closing Environmental Condition which is the subject of the Claim in such a manner that the result was consistent with Environmental laws as existing and in effect as of the date of Closing.


     3. Notwithstanding anything to the contrary elsewhere in this Section 6.12.3., AAM will be solely responsible for any cost, expense, liability, charge or assessment arising from or in connection with: (i) the enactment or taking effect of any Environmental Law after the date of Closing; or (ii) the amendment or modification of or change in any Environmental Law, as existing and in effect as of the date of Closing.

     C. The foregoing indemnities will be effective as follows:

     1. GM agrees that it will promptly, but in no event later than thirty (30) calendar days from the date of its discovery of facts which are reasonably likely to give rise to a demand by it for indemnification under this Article VI. or


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                                                                             120

relating to any such Claim, notify AAM in writing of such facts and potential Claim. GM's written notice will specify in detail the particular facts and Environmental Law involved.

     2. GM and AAM will use best efforts to resolve promptly any disputes regarding any Claim hereunder.

     3. AAM's indemnification obligations hereunder will be apportioned to the extent that a Claim results from, or AAM's expenses are materially increased by, GM's failure to provide timely notice as required under Section 6.12.3.C.1. No indemnification obligation exists if, without the prior written approval of AAM, GM has negotiated and/or agreed with a third party to conduct investigation, remediation, or other actions with respect to a Claim or to settle a Claim.

     4. After notification is given under Section 6.12.3.C.1., AAM will be entitled, but not obligated, to assume the defense or settlement of any Claim or to participate in any negotiations or proceedings to settle or otherwise eliminate any Claim. If AAM fails to elect in writing within thirty (30) calendar days after the notification referred to above to assume the defense or settlement, GM may engage counsel to defend, settle or otherwise dispose of such Claim.

     5. In cases where AAM has assumed the defense, settlement or disposition of a Claim, AAM will be entitled to assume the defense or settlement thereof with counsel of its own choosing, and will be entitled to settle, compromise, decline to appeal, or otherwise dispose of the Claim without the consent or agreement of GM; provided, however, that in such event


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                                                                             121


AAM shall obtain from the claimant a release in favor of GM from all liability with respect to such Claim.

     6. In any case in which AAM assumes the defense or settlement of a Claim and AAM, in its sole discretion, so consents, GM will be entitled to continue to participate at its own cost in any such action or proceeding or in any negotiations or proceedings to settle or otherwise eliminate any Claim for which indemnification is being sought and will have the right to employ its own counsel in any such case, but the fees and expenses of such counsel will be at the expense of GM; otherwise, GM will have no such right to participate in any such action or proceeding. In no event will AAM be liable to any indemnified party the cost of employing or using in-house legal counsel regardless of whether AAM has, or has not, assumed the defense or settlement of such Claim.

     7. In the event indemnification is requested, AAM and its representatives and agents will have access to the premises, books and records of the indemnified party or parties seeking such indemnification to the extent reasonably necessary to assist it in defending or settling any Claim; provided, however, that such access will be conducted in such manner so as not to interfere unreasonably with GM's operations. In addition, GM will use its reasonable efforts to cause its employees to cooperate with and assist AAM in connection with any Claim for which indemnity is sought by GM hereunder.


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                                                                             122

     8. If a Claim relates to a matter as to which both parties have indemnity obligations under this Article VI., then each party will be responsible for its proportionate share of the Claim unless otherwise specifically provided herein. The proportionate shares of the parties will be determined by the parties as soon as reasonably practicable based upon a determination of each party's relative contribution to the condition considering the respective chemical quantities and qualities of the contamination contributed or remaining after remediation and the time periods involved. If the party against the Claim is asserted determines that the other party's potential liability with respect to such Claim is de minimis, no claim will be asserted against the other party with respect to such Claim. If the parties are jointly responsible for the Claim, the parties will jointly manage and respond to such Claim (unless otherwise agreed) and will agree upon a mutually acceptable resolution of such Claim, including any cleanup, remediation and/or other actions required in response to such Claim. The parties will use best efforts, good faith and sound and accepted engineering judgment in making the foregoing determinations. Where GM is solely responsible for a Claim or where the parties are jointly responsible for resolution of a Claim, any remediation, cleanup and/or other actions proposed by the parties to resolve such Claim must be consistent with the factors set forth in Section 6.1.2.B.

     6.12.4. GM's Additional Indemnities.

     A. GM agrees to indemnify, defend and hold AAM harmless from and against any Claims, including, without limitation, reasonable attorney's fees, (but in no event will GM's agreement to indemnify AAM include consequential, special or incidental damages such as, by way of example and not limitation, loss of profits or loss of business opportunity, or any attorney's or consultant's fees or other expenses as to any matter as to which GM has accepted its defense and indemnity obligations) to which AAM may be subjected as a result of any off-site treatment, off-site storage, off-site transportation, or off-site disposal of hazardous wastes, hazardous substances, or toxic substances, as those terms are defined under Environmental Laws, as existing and in effect as of the date of Closing, to or at a facility intended by GM to be used for such purposes and such wastes or substances were generated by GM at the Real Property or in connection with the operation of the Business on or prior to the date of Closing or after the date of Closing in connection with the implementation by GM of any Remedial Plan. This indemnity will remain in effect in perpetuity. With respect to any written communication from a governmental agency relating to any off-site treatment, off-site storage, off-site transportation or off-site disposal of hazardous wastes, hazardous substances or toxic substances by GM relating to operation of the Business prior to the date of Closing, AAM will promptly forward any such communication to GM.

     B. GM agrees that, for a period of one (1) year after the date of Closing, GM will indemnify, defend and hold AAM harmless from and against any Claims, including, without limitation, reasonable attorney's fees, (but in no event will GM's agreement to indemnify AAM include consequential, special or incidental damages such as, by way of example and not limitation, loss of profits or loss of business opportunity, or any attorney's or consultant's fees or other expenses as to any matter as to which GM has accepted its defense and indemnity obligations) relating to alleged violations of Environmental Laws, as existing and in effect as of the date of Closing, to the extent such Claims are based solely upon compliance monitoring reports, data, or other such submissions or disclosures made to a federal, state, or local agency prior to the date of Closing. AAM agrees to cooperate reasonably with GM in any actions which are reasonably required to resolve any such Claim. GM will have a right of access to the Real Property, as defined in Section 1.1.1., consistent with the provisions of Section 6.3. and will provide AAM with documentation describing the actions taken to resolve any such Claim.

     C. GM agrees that it will indemnify, defend, and hold AAM harmless from and against any Claim, including without limitation, reasonable attorney's fees, (but in no event will GM's agreement to indemnify AAM include consequential, special or incidental damages such as, by way of example and not limitation, loss of profits or loss of business opportunity, or any attorney's or consultant's fees or other expenses as to any matter as to which GM has accepted its defense and indemnity obligations) relating to any Non-Compliance Matter set forth on Exhibit 6.2.1.A. (as compiled in accordance with Section 6.2.1.A.), but only to the extent such Claim seeks compliance with an Environmental Law, as existing and in effect as of the date of Closing, and/or recovery of fines, penalties or other statutory sanctions or impositions for any alleged non-compliance therewith and, with respect to each such Non-Compliance Matter, such Claim is asserted after the date of Closing and within one (1) year after the date such Non-Compliance Matter was remedied or eliminated in the manner set forth in a Compliance Plan or Exhibit 6.1.2.A., as verified by an independent environmental consultant retained by GM. GM will give AAM notice of any final report by such consultant setting forth its verification that such Non-Compliance Matter has been remedied or eliminated in the matter set forth in a Compliance Plan or Exhibit 6.1.2.A.

     D. The procedures set forth in Sections 6.1 2.2.A. through H. will apply to any Claim for which indemnification is sought under Section 6.12.4.A., B., or C. If a Claim is asserted which is covered by Section 6.12.4.B. or C. within the indemnification period provided therein for such Claim, then GM's defense and indemnity obligations will continue, beyond expiration of the indemnification period but only with respect to such Claim.

     6.12.5. No Third Party Claims Initiation.

     A. Except if and to the extent required by Environmental Laws and subject to Section 6.12.5.B., AAM


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                                                                             126

acknowledges, warrants and agrees that it will not initiate any action with any third party, including any governmental agency, which could reasonably be expected to lead to a Claim.

     B. If AAM believes that a disclosure, communication, or report is required to be made under any Environmental Law relating to any Pre-Closing Environmental Condition, Non-Compliance Matter, Remedial Plan or Compliance Plan, it will give GM prior written notice of the basis for that belief, including a reference to the specific Environmental Law which AAM believes requires such disclosure, communication or report, and the nature and content of the proposed disclosure, communication or report AAM believes is required to be made. In all cases, AAM will use its best efforts to avoid disclosure of matters related to GM's activities under this Agreement. AAM will afford GM a reasonable opportunity to evaluate whether it concurs with AAM's belief. Subject to Section 6.12.5.C., AAM will not make such disclosure, communication or report unless GM has consented thereto, which consent will not be unreasonably withheld.

     C. Nothing herein will constrain AAM's ability to: (i) comply with any specific requirements under Environmental Laws which would require disclosure of information about the environmental condition of the Business, the Real Property, as defined in Section 1.1.1., or the Assets; (ii) disclose information necessary to operate the Business in the ordinary course of business; or (iii) comply with any specific requirements under any other applicable laws, regulations,


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                                                                             127

ordinances, rules, orders, codes or permits which would require disclosure of such information in connection with the operation of the Business.

     D. Until the expiration of the indemnification period under Section 6.12.2.I., AAM will notify GM of any portions of significant submittal(s) or disclosure(s) to the extent they relate to the environmental condition of the Business, the Real Property, as defined in Section 1.1.1., or the Assets to any governmental agency or other third party it intends to make under Section 6.12.5.C. GM will have a reasonable time period in which to conduct its review of such submittal(s) or disclosure(s). AAM will, if reasonably and timely requested by GM, incorporate GM's requests to modify such disclosure. AAM will use its best efforts to avoid unnecessarily disclosing information about the environmental condition of the Business, the Real Property, as defined under
Section 1.1.1, or the Assets. AAM will have the right, however, to make such disclosures AAM reasonably deems necessary to fulfill its obligations under Environmental Laws, other applicable laws, or to operate the Business in the ordinary course of business as provided in Section 6.12.5.C., taking into account GM's reasonable requests regarding such disclosures.

     6.13. Dispute Resolution. The parties will use good faith, best efforts, and sound and accepted engineering judgment in making all determinations under this Article VI. In the event of a dispute or disagreement under this Article VI., the parties will consult in good faith with each other and will use best


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                                                                             128

efforts to resolve the matter. It is the express intent of the parties that any such disputes or disagreements will be resolved through negotiation between the parties or, if mutually agreeable in each party's sole discretion, through a form of alternative dispute resolution; it being understood and agreed, however, that alternative dispute resolution and litigation hereunder will be viewed as the last resort.


     6.14. Exclusive Remedies. The rights and obligations provided in this
Article VI. will be the exclusive remedies of the parties with respect to environmental matters and will be in lieu of, and not in addition to, all other remedies which may exist in law, equity or under any other contract.

     6.15. Non-assignability of Indemnities. The parties' respective indemnification rights in this Article VI. are personal to each of them and may not be assigned to any successor, assignee, or any other third party without the prior written consent of the other party; provided, however, that AAM may assign such indemnities to any lender in the event such lender becomes a successor through foreclosure (or a deed in lieu thereof) to AAM's interests under this Agreement if GM consents to such assignment, which consent will not be unreasonably withheld.

     6.16. Miscellaneous.

     6.16.1. Exclusivity. Notwithstanding any provisions of this Agreement to the contrary and except as provided in the ECA, this Article VI. will exclusively govern with respect to all matters related to Environmental Laws and the environmental


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                                                                             129

conditions of the Assets, Real Property and the Business. All of the representations, warranties, covenants, agreements and indemnities set forth in this Agreement, the Indemnity Agreement or any other agreement between the parties with respect to the transactions contemplated by this Agreement, other than those specifically set forth in this Article VI. and in the ECA, will be deemed to exclude all matters relating to the environmental condition of the Assets and the Real Property or compliance of the Assets, the Real Property and the Business with Environmental Laws. For purposes of this Section 6.16.1., Real Property will have the meaning set forth in Section 1.1.1 of this Agreement.

     6.16.2. Reporting. All reporting to governmental agencies or other reporting necessary or desirable in connection with Remedial Plans or Compliance Plans will be made by GM to the extent permitted by Environmental Laws. AAM will cooperate reasonably with GM in connection with or to effectuate such reporting. If Environmental Laws, as existing and in effect on the date of Closing, require reporting to be made solely with respect to or in connection with operations conducted by the Business prior to the date of Closing, whether such reporting is required to be made prior to or after the date of Closing, GM will prepare and submit such reports. AAM will otherwise be responsible for all reporting with respect to or in connection with operation of the Business after the date of Closing. Where Environmental Laws require reports to be submitted which cover a specific period of time and that period includes some time both before and after the date of Closing, and Environmental Laws will


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                                                                             130

not permit separate reporting for pre and post-closing periods by GM and AAM, respectively, the parties hereto will cooperate reasonably to prepare and submit a joint report.

     6.16.3. Wastewater and Stormwater Services. AAM and GM agree that they desire to enter into an agreement under which GM will provide certain industrial process wastewater, millwater, sanitary wastewater and stormwater conveyance and discharge services from the Tonawanda Plant to and through GM's nearby facilities after the date of Closing on mutually agreeable terms and conditions satisfactory to GM and AAM, but which will include environmental matters within its scope and related solely to the provision and use of such services (the "Services Agreement"). AAM and GM each agree that their entry into the Services Agreement will be a condition precedent to each of their respective obligations to consummate the transactions set forth in this Agreement.

     6.16.4. Changes in Environmental Laws.

     A. Any cost, expense or additional activity rendered necessary by any modification or amendment of any Environmental Law, as existing and in effect as of the date of Closing, will, except as otherwise provided in this Article VI., be the sole responsibility of AAM and AAM will indemnify and defend GM therefrom in accordance with Section 6.12.3.

     B. Notwithstanding anything in this Agreement to the contrary, in the event any Environmental Law, as existing and in effect as of the date of Closing, is modified or amended to reduce the extent of remediation or compliance otherwise required


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                                                                             131

before such amendment or modification, then GM will be entitled to avail itself of any such amendment or modification in performing its obligations under this
Article VI.

     6.16.5. Disclosure and Non-Recordation. AAM acknowledges, warrants and agrees that the materials, records, reports and documents provided by GM to AAM as of the date of the Closing adequately, lawfully and sufficiently disclose to AAM all environmental matters relevant to the Business, the Assets and Real Property, as defined in Section 1.1.1., such as to comply in form and substance with Section 10c of the Michigan Environmental Response Act ("MERA") (MCLA 299.610c). Without limiting any other provision of this Agreement, AAM hereby agrees that, to the extent permissible under law, AAM waives any right of AAM to receive, and waives and releases GM from any obligation to provide, any notice, disclosure document or other information or statement required by Section 10c of MERA to be provided by GM to AAM and which is related to or concerns releases of materials or environmental conditions of, at or about, or environmental information concerning, the Real Property, as defined in Section 1.1.1., the

Business or the Assets. AAM further waives and releases any claims it may or could at any time now or after the date of Closing have against GM in connection with or arising out of any such right or obligation including, but not limited to, any claim that any notice, disclosure document or other environmental information or statement provided by GM to AAM was inadequate, insufficient or incorrect in any way or was not, or was not properly, recorded or presented, sent or provided to AAM


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                                                                             132

as required by Section 10c of MERA. The parties also agree that to the extent any obligation exists to record any such information or a notice thereof under
Section 10c of MERA, such obligation will be AAM's; provided, however, that AAM will not record any such information or notice without GM's prior consent to and approval thereof, which consent and approval will not be unreasonably withheld.

     6.17. Definitions. For purposes of this Article VI., the following definitions will apply:

     A. "Environmental Laws" will mean all laws, ordinances, regulations, final orders and judgments concerning the subject of the introduction, emission, discharge or release of pollutants or contaminants into the air, soil or surface or ground water; the transportation, storage, treatment or disposal of waste materials; or the remediation or investigation of contamination of air, soil, or surface or ground water by pollutants, contaminants or waste materials including, but not limited to, CERCLA, RCRA, CWA, SWDA, CAA, TSCA, and EPCRA, and similar state and local laws, but will not include laws, ordinances, final orders, final judgments or regulations concerning primarily worker health or safety, including, but not limited to, OSHA, MCL ss.408.1001 et seq., NY Lab. Law ss. 1 et seq. (Consol.), or NY Pub. Health Law ss. 1 et seq. (Consol.). The foregoing terms have the following meanings:

     "CAA" means the Clean Air Act, 42 U.S.C. ss.ss. 7401, et seq., as amended.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss.ss. 9601, et seq., as amended by, among other things, the Superfund Amendments and Reauthorization Act of 1986.

     "CWA" means the Federal Water Pollution Control Act, 33 U.S.C. ss.ss. 1251, et seq., as amended.

     "SWDA" means the Solid Waste Disposal Act, 42 U.S.C. ss.ss. 6901, et seq., as amended.


     "EPCRA" means the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. ss.ss. 11001 , et seq., as amended.

     "RCRA" means the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ss.ss. 6901, et seq., as amended.

     "TSCA" means the Toxic Substances Control Act, 15 U.S.C. ss.ss. 52601, et seq., as amended.

     B. "Pre-Closing Environmental Condition" will mean the presence on the date of Closing of any hazardous substance, hazardous waste or toxic substance, as defined under Environmental Laws, as existing and in effect as of the date of Closing, in the soil's, surface water or ground water in, on or under the Real Property in excess of the least stringent remediation standard acceptable under such Environmental Laws. In no event will the term include any contamination in or on any building, structure, improvement, fixture, appurtenance or equipment.

     C. "Force Majeure" will mean an occurrence or nonoccurrence arising from causes beyond the reasonable control of a party and which hinders or delays performance or compliance and includes, but is not limited to, failure of a governmental agency to review or to approve or disapprove a permit, license or plan.

     D. "Real Property" will mean for purposes of this Article VI. unless otherwise specifically provided only the land upon which the Business has been conducted and which is to be transferred by GM to AAM under this Agreement and will not include any buildings, structures, improvements, fixtures, appurtenances, or equipment located thereon.

     E. "Non-Compliance Matter" will mean a violation of a specifically applicable Environmental Law, as existing and in effect as of the date of Closing, relating to the operation of the Business as of the date of Closing and in no case will it include the release or presence of any hazardous substance, hazardous waste or toxic substance, as defined under Environmental Laws, pollutant or contaminant into or in the soils, surface water, ground water or any other environmental medium in, on, or under the Real Property or in or on any building, structure, improvement, fixture, appurtenance, or equipment located thereon.

                           VII. REAL PROPERTY MATTERS.

     7.1. Conveyance. Conveyance by GM to AAM of the Real Property shall be by GM's covenant deeds (for the Detroit and Three Rivers properties) and by bargain and sale deeds with lien covenants (for the Buffalo and Tonawanda properties) in recordable form mutually satisfactory to the Parties, conveying



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                                                                             135

to AAM or its nominee the Real Property, together with all rights, privileges, easements and appurtenances thereto, subject only to Permitted Encumbrances, as set forth on Exhibit 4.1.4., and those adjustments referred to in Section 1.1.1 mutually agreed by the Parties to be Permitted Encumbrances. Included among the Contracts listed in Exhibit 1.1.2.C are certain recorded and unrecorded agreements, easements, restrictions and other encumbrances relating to the Real Property. AAM acknowledges receipt of such listed documents and agrees that the same are Permitted Encumbrances.

     7.2. Title.

     A. For the Real Property at each of the Detroit, Three Rivers, Buffalo and Tonawanda sites, GM shall, as assurance that, upon Closing, marketable fee simple title shall have been conveyed to AAM, provide to AAM as a condition upon Closing an Owner's Fee Policy of Title Insurance, on Form B-1970, with respect to the Real Property located at Detroit and Three Rivers (the "Michigan Title Policies"), and on Form 1990, with respect to the Real Property located at Buffalo and Tonawanda (the "New York Title Policies"), (i) in the respective amounts shown in Exhibit 7.2.A attached hereto and made a part hereof (which amounts, however, shall not be binding for purposes of allocating the Purchase Price described in Section 2.3), (ii) issued by Commonwealth Land Title Insurance Company, as underwriter, with Land Title Agency, Inc. of Cleveland, Ohio as agent (the "Title Company"), (iii) showing in Schedule A thereof the approved survey description of such Real Property and each easement appurtenant thereto, (iv) with the standard printed exceptions deleted, and otherwise showing in Schedule B thereof only the Permitted Exceptions identified in Exhibit 4.1.4 attached hereto and made a part hereof (subject to the affirmative insurance and cure requirements of Section 7.2.B hereof) and (v) containing such endorsements as may reasonably be requested by AAM, at AAM's sole cost and expense. Except for the cost of any endorsements referred to in
Section 7.2.A(v), GM shall pay the entire cost of providing the Michigan Title Policies in the form described above and GM and AAM shall each pay one-half of the cost of providing the New York Title Policies in the form described above.

     B. If a defect in title (i.e., an exception not shown as a Permitted Encumbrance herein and not dischargeable by payments to be made at Closing) exists including any Survey Defects (as hereinafter defined), GM shall use reasonable efforts for and during a period of fifteen (15) days after obtaining notice of such defect(s) to affect a cure thereof or to obtain, with respect thereto, affirmative title insurance, reasonably satisfactory in form and substance to AAM. If GM fails to cure such title defect(s) or to obtain such insurance, within such period, AAM may, at its sole option (i) waive the defect(s) and accept title subject thereto, or (ii) extend the date of the Closing for a period not to exceed thirty (30) days to provide GM with additional time within which to affect such cure or obtain such insurance, or
(iii) terminate this Agreement with respect to such Real Property or completely, in which event neither Party shall thereafter have any liability to the other in total or as


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                                                                             137

to such property, as the case may be, and all funds previously paid or deposited by AAM relating to such Real Property, including all accrued interest, shall be returned to AAM. GM's obligation to use its reasonable efforts hereunder shall not require it to expend in excess of One Hundred Thousand Dollars ($100,000) in the aggregate to affect a cure or to obtain such affirmative insurance.

     7.3. Land Survey.

     A. Except for the survey of the Tonawanda, New York, property (which will be delivered by GM to AAM prior to the Closing), GM has delivered to AAM a survey of each parcel of Real Property (each a "Survey") made on the ground by a surveyor registered in the state such parcel of Real Property is located, in accordance with the 1992 minimum standard detail requirements for ALTA/ACSM Surveys, Urban, Suburban, Rural or Mountain and Marshland, as the case may be, including the following optional items from Table A: 1, 2, 3, 9, 10, 11 and 12, and dated as of a date after December 1, 1993, showing the Real Property, all known easements and rights granted by license thereon which can be depicted on the Survey, all improvements (including fences and driveways), and access to and from a dedicated and accepted public right-of-way. Each such survey shall (i) be certified to AAM and its assigns, its mortgage lender, if any, in form reasonably satisfactory to AAM and to the Title Company, and (ii) comply with any requirements reasonably imposed by the Title Company as a condition to the removal of any exceptions from Schedule B to the respective Title Policies.

     B. In the event a Survey shows (i) lack of access to and from a dedicated and accepted public right-of-way, or (ii) a matter which, in the judgment of AAM reasonably exercised, materially interferes with the use of the Real Property for the Business (collectively "Survey Defects"), GM shall, at its expense, either (i) remove or correct such Survey Defects, (ii) cause such Survey Defects to be insured over by the Title Company, or (iii) otherwise reasonably address such Survey Defects within the period provided for the cure of Title Defects and otherwise subject to the provisions of Section 7.2.B. GM's obligation under this
Section 7.3.B. shall not require it to expend in excess of One Hundred Thousand Dollars ($100,000) in aggregate to cure any Survey Defects.


     7.4. Special Provisions Relating to Tonawanda Real Property.

     The Real Property located in Tonawanda, New York, which constitutes a portion of the Assets, is integrated with other GM facilities not included within the Assets. Exhibit 7.4 sets forth the actions required to be taken by GM and AAM in order to separate the Real Property at Tonawanda included within the Assets from the balance of the GM facilities currently integrated with such Real Property, all of which must be completed prior to Closing.

     7.5. Real Estate Prorations.

     All real estate and taxes shall be prorated and allocated in accordance with Section 11.14.D. and all utility charges shall be prorated in accordance with Section 11.14.E.

     7.6. Special Provisions Relating to New York State Real Property Gains and New York State and Erie County Transfer Taxes.

     A. GM and AAM shall cause all necessary documents to be submitted to the New York State Department of Taxation and Finance for a determination of the amount of tax, if any, which will be imposed under the New York Tax on Gains Derived from Certain Real Property Transfers (NY Tax Law Article 31-B) due as a result of this transaction. GM shall cause Form TP-580 (Transferor Questionnaire) and AAM shall cause Form TP-581 (Transferee Questionnaire) to be executed. Further, at Closing, GM shall deliver Form TP-584 (Real Estate Transfer Tax Return).

     B. GM shall be responsible for the payment of any Real Property Transfer Gains Tax, New York Real Estate Transfer Tax (NY Tax Law Article 31) and the Erie County Transportation Assistance Tax (Erie County Local Law No. 4-1990) due as a result of the transactions contemplated by this Agreement, and shall indemnify and save AAM harmless from and against any cost, liability and expense in connection therewith.

     C. The Parties agree that the Questionnaires and Real Estate Transfer Tax Return shall list the Consideration to be paid for the acquisition by AAM of the Interests in Real Property as a result of the transactions contemplated by this Agreement to be the amounts set forth on the Valuation Agreement attached as
Exhibit 7.6.C. The Parties further agree that these amounts represent the fair market values of the Real Property interests in New York State involved with this transaction and


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                                                                             140


the amount of the Purchase Price apportioned to those Interests. The capitalized terms in this Section 7.6.C. shall have the meanings set forth in NY Tax Law Articles 31 and 31-B and Erie County Local Law No. 4-1990.

                          VIII. CONDITIONS TO CLOSING.

     8.1. Conditions to Obligations of AAM. The obligation of AAM to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the date of the Closing of the following conditions (any one or more of which may be waived in whole or in part by AAM):

     8.1.1. Legal Opinion. AAM shall have received from counsel to GM an opinion dated the date of Closing and in form and substance satisfactory to AAM substantially to the effect of Sections 4.1.1, 4.1.2 (without being subject to the approval of the GM Board of Directors) and 4.1.3.

     8.1.2. Accuracy of Representations and Warranties, Performance of Covenants. The representations and warranties of GM set forth in this Agreement or in any certificate or document called for in this Agreement shall be true and correct in all material respects as made, both on the day of signing this Agreement and at and as of the date of the Closing (as though such representations and warranties were made anew), except with respect to the effect of transactions permitted by the provisions of this Agreement, and all agreements and transactions contemplated hereby and to be performed by GM on or before the Closing shall have been duly performed.

     8.1.3. Conveyancing Documents. There shall have been delivered to AAM by GM such bills of sale, assignments, and other good and sufficient instruments of transfer (the "Transfer Documents"), including covenant deeds, for the Detroit and Three Rivers, Michigan properties and bargain and sale deeds with lien covenants for the Buffalo and Tonawanda, New York properties, in the forms attached hereto as Exhibit 7.1, conveying and transferring to AAM title to the Assets as provided in this Agreement and as AAM may reasonably request.

     8.1.4. Execution of Ancillary Agreements. Each of the following agreements (the "Ancillary Agreements") shall have been executed by GM or an Affiliate of GM, as the case may be, and delivered to AAM:

     A. The Strategic Partnership letter in substantially the form of Exhibit
1.1. hereto.

     B. The Registration Rights Agreement in substantially the form of Exhibit 8.1.4.B. hereto.

     C. The Indemnification Agreement substantially in the form of Exhibit 8.1.4.C. hereto.

     D. The Component Supply Agreement substantially in the form of Exhibit

8.1.4.D. hereto.

     E. The Option to Purchase Equipment Agreement substantially in the form of
Exhibit 8.1.4.E. hereto.

     F. The Access and Security Agreement substantially in the form of Exhibit 8.1.4.F. hereto.

     G. The Transition Services Agreement substantially in the form of Exhibit 8.1.4.G. hereto.


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                                                                             142

     H. The AAM/GMCL Purchase Order Agreement and the GMCL Supply Agreement in the forms of Exhibits 8.1.4.H.(i) and 8.1.4.H.(ii) hereto, respectively.

     I. The Agreement for Information Technology Services in a form mutually satisfactory to the parties thereto.

     J. An agreement relating to the supply of steam to the Detroit, Michigan facility in a form mutually satisfactory to the Parties and incorporating the substance of the terms set forth on Exhibit 8.1.4.J hereto.

     K. A Tonawanda Separation Services Agreement in a form mutually satisfactory to the Parties and incorporating the substance of the terms set forth on Exhibit 7.4.

     L. A Service Agreement As To Waste Water, Mill Water, and Storm Water in accordance with Section 6.16.3.

     M. All of the agreements necessary or appropriate to consummate the matters set forth on Exhibit 7.4.

     8.1.5. Officer's Certificate. There shall have been delivered to AAM appropriate certificates dated the date of Closing and signed by an authorized officer of GM which evidence the authorization of the execution and delivery of this Agreement and the Ancillary Agreements, and fulfillment of the conditions specified in Section 8.1.2.

     8.1.6. No Suits or Pending or Threatened Labor Disturbance. No suit, action or other proceeding or investigation shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit or to obtain material damages or other material relief in connection with this Agreement or the consummation of the transactions contemplated hereby, or which is likely to affect materially the value or utility of the Assets or the Business. No strike, walkout or work stoppage shall be pending at any of the facilities where the Business is conducted and GM shall not have received a 5 day letter from the local or national union that such event may occur.

     8.1.7. HSR Act. All filings, if any, required under the HSR Act to be made in connection with the transactions contemplated by this Agreement shall have been made, the waiting period under such Act shall have expired, and no conditions to the transactions contemplated by this Agreement shall have been imposed by any federal governmental agency.

     8.1.8. Certified Corporate Resolutions. AAM shall have received from GM, resolutions of GM's Board of Directors, certified by GM's Secretary, authorizing the sale of the Business and the execution of this Agreement and all Ancillary Agreements to which GM is a party.

     8.1.9. Saginaw Towers Building Sublease. A mutually acceptable sublease (the "Saginaw Sublease") for the space presently occupied or reserved for the Business in the so called Towers Building in Saginaw, Michigan shall have been executed by GM and delivered by the Parties.

     8.1.10. GM Financing Consummated. AAM and GM shall have consummated the financing pursuant to which GM will loan to AAM the amounts referred to in
Article II.


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                                                                             144

     8.1.11. Compliance Schedule. The Parties shall have made the determinations set forth in Section 6.2.1. which are necessary to be completed prior to the date of Closing.

     8.2. Conditions to Obligations of GM. The obligation of GM to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived in whole or in part by GM):

     8.2.1. Legal Opinion. GM shall have received from counsel to AAM, an opinion dated the date of Closing and in form and substance satisfactory to GM substantially to the effect of Sections 4.2.1., 4.2.2. and 4.2.3.

     8.2.2. Accuracy of Representations and Warranties; Performance of Covenants. The representations and warranties of AAM contained in this Agreement or in any certificate or document called for in this Agreement shall be true and correct in all material respects as made, both on the day of signing this Agreement and at and as of the Closing (as though such representations were made anew), except with respect to the effect of transactions permitted by the provisions of this Agreement, and all agreements and transactions contemplated hereby and to be performed by AAM on or before the date of the Closing shall have been duly performed.

     8.2.3. Officer's Certificate. There shall have been delivered to GM appropriate certificates dated the date of the Closing and signed by authorized officers of AAM which evidence the authorization of the execution and delivery of this Agreement and the Ancillary Agreements, and fulfillment of the conditions specified in
Section 8.2.2.

     8.2.4. Execution of Ancillary Agreements. Each of the Ancillary Agreements shall have been executed by AAM and delivered to GM or an Affiliate of GM, as the case may be.

     8.2.5. Amended and Restated Certificate of Incorporation. AAM shall have filed with the Delaware Secretary of State its Amended and Restated Certificate of Incorporation in substantially the form of Exhibit 8.2.5 hereto.

     8.2.6. Bylaws. AAM shall have amended and restated its Bylaws in substantially the form of Exhibit 8.2.6. hereto.

     8.2.7. Certified Resolutions. GM shall have received a copy of the resolution of the Board of Directors of AAM approving this Agreement and the consummation of the transactions contemplated hereby, including the authorization, issuance and delivery of the Preferred Stock.

     8.2.8. Dauch Employment Agreement. AAM shall have entered into an agreement with Richard Dauch pursuant to which Mr. Dauch will become an employee of AAM for a term of not less than 10 years.

     8.2.9. Saginaw Towers Building Sublease. A mutually acceptable sublease (the "Saginaw Sublease") for the space presently occupied or reserved for the Business in the so called Towers Building in Saginaw, Michigan shall have been executed by AAM and delivered by the Parties.

     8.2.10. Compliance Schedule. The Parties shall have made the determinations set forth in Section 6.2.1. which are necessary to be completed prior to the date of Closing.

     8.2.11. No Suits. No suit, action or other proceeding or investigation shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit or to obtain material damages or other material relief in connection with this Agreement or the consummation of the transactions contemplated hereby, or which is likely to affect materially the value or utility of the Assets or the Business.

     8.2.12. HSR Act. All filings, if any, required under the HSR Act to be made in connection with the transactions contemplated by this Agreement shall have been made, the waiting period under such Act shall have expired, and no conditions to the transactions contemplated by this Agreement shall have been imposed by any federal governmental agency.

                     IX. CLOSING; TERMINATION; MATERIALITY.

     9.1. The Closing. The closing (the "Closing") of the transactions contemplated hereby shall take place at Honigman, Miller, Schwartz and Cohn, 2290 First National Building, Detroit, Michigan at 10:00 a.m. on February 28, 1994, or on such other date or at such other time as the Parties may agree; the Closing to be effective as of 12:01 a.m. in Detroit, Michigan on March 1, 1994.

     9.2. Termination. This Agreement may be terminated unilaterally by either Party, without any further cause, if the Closing does not occur on or prior to March 15, 1994 (or such


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later date as AAM and GM shall agree), for any reason other than such Party's own failure to meet conditions or obligations imposed on it herein, or, at any time prior to the Closing:

     (i)  By mutual agreement of GM and AAM;

     (ii) By AAM if there has been a material violation or breach by GM of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing, or if there has been a material failure of satisfaction of a condition to the obligations of AAM which has not been waived in writing; and

    (iii) By GM, if there has been a material violation or breach by AAM of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing, or if there has been a material failure of satisfaction of a condition to the obligations of GM hereunder which has not been waived in writing.

     In the event of termination of this Agreement by either GM or AAM as provided above, this Agreement shall forthwith become void. Notwithstanding the foregoing, termination of this Agreement pursuant to this Section 9.2 shall not in any way limit or restrict the rights and remedies of any Party against any other Party hereto which has violated or breached any of the


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                                                                             148

representations, warranties, agreements or other provisions of this Agreement prior to such termination.

     9.3. GM's Obligations. At the Closing, GM shall deliver to AAM the following, in proper form for recording where appropriate:

     9.3.1. Transfer Documents. All appropriate Transfer Documents necessary to transfer to AAM such title to the Assets as is warranted by GM herein.

     9.3.2. Receipts. Appropriate receipts.

     9.3.3. Executed Ancillary Agreements. The Ancillary Agreements as required by Section 8.1.4.

     9.3.4. Other. All other documents and papers required by Article VIII hereof as conditions to Closing.

     9.4. AAM's Obligations. At the Closing, AAM shall deliver to GM, at the expense of AAM:

     9.4.1. Executed Ancillary Agreements. The executed Ancillary Agreements as required by Section 8.2.4.

     9.4.2. Closing Payment. Payment of the Purchase Price in accordance with
Section 2.2.A.

     9.4.3. Preferred Stock. The Preferred Stock required by Section 2.2.

     9.4.4. Certificate of Incorporation and Bylaws. Certified copy of AAM's Amended and Restated Certificate of Incorporation and Bylaws required by Sections 8.2.5 and 8.2.6.

     9.4.5. Other. All other documents and papers required by Article VIII hereof as conditions to Closing.


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                                                                             149

     9.5. Material Violation. For purposes of Articles VIII and IX, in assessing the materiality of any violation, error, breach, or failure of satisfaction of a condition with respect to determining whether conditions to Closing have been satisfied under this Agreement, the Parties agree that, absent an intent to defraud, an individual instance involving less than $750,000 and aggregated individual instances totaling less than $5,000,000 are not material.

     GM and AAM hereby further acknowledge and agree that the Ancillary Agreements shall not have any force or effect until the Closing. If the Closing shall not occur for any reason whatsoever, the Ancillary Agreements shall be null and void and of no force or effect.

           X. CERTAIN ADDITIONAL COVENANTS: POST CLOSING COOPERATION.

     10.1. Rights of Inspection. GM has and shall until the Closing afford to officers, attorneys, accountants or other authorized representatives of AAM reasonable access to all of the Assets and books and records of GM relating exclusively to the Assets and the Business, including those items listed in
Exhibit 1.1.2.A, in order to afford AAM full opportunity to make such review, examination and investigation of the operations as AAM shall desire to make, and AAM may, subject to reasonable restrictions of GM be permitted to take extracts from, or to make copies of such books and records as may be reasonably necessary at AAM's cost; and GM shall furnish or cause to be furnished to AAM such financial and operating data and other information relating to the Assets and the Business as AAM may reasonably


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                                                                             150

request. AAM shall keep confidential all proprietary information to which it is given access pursuant to this Section 10.1, as provided in Section 10.2.

     10.2. Confidentiality of Information. The provisions of this Agreement and all proprietary information disclosed heretofore or hereafter by GM to AAM in connection with this Agreement, including all such information in the possession of AAM relating to GM products other than those manufactured or assembled by the Business, shall be kept confidential by AAM, and shall not be used by AAM other than in connection with this Agreement and operating the Business after the date of the Closing except (i) to the extent it was known when received or as it is or as it becomes lawfully obtainable from other sources, or (ii) to the extent such duty as to confidentiality and non-use is waived, or (iii) as may be required by court order or any governmental agency. Such obligation as to confidentiality and non-use shall cease one year following the date of the Closing. In the event the Parties fail to close, AAM shall return to GM all documents (and reproductions thereof), received from GM (and, in the case of reproductions, all such reproductions made by AAM).

     10.3. Operation of the Business. Except as otherwise provided herein, until the date of the Closing GM will carry on the Business in substantially the same manner as heretofore; cause the Assets to be maintained and kept in normal condition, repair and working order as on the date of this Agreement (normal wear and tear excepted); perform all of its obligations under all


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                                                                             151

Contracts and not amend, alter or modify any provision of any such Contract;

keep in full force and effect insurance on the Business comparable in amount and scope to coverage maintained by it on the date of this Agreement; use its best efforts to maintain and preserve its Business organization intact; maintain the goodwill of the Business; promptly advise AAM of any change in the business condition (financial or other), Assets or prospects of the Business; not take any action that would render any of GM's representations and warranties hereunder inaccurate as of the date hereof or the date of the Closing; and without the consent of AAM, not enter into any contract, commitment or transaction relating to the Assets or the Business outside the ordinary course of business.

     10.4. Further Assurances. At the Closing and from time to time after the Closing, for no further consideration, the Parties shall perform all such other action and shall execute, acknowledge and deliver all such assignments, transfers, consents and other documents as the other Party or its counsel may reasonably request to carry out the intent of this Agreement. In furtherance of the foregoing, GM hereby agrees to provide written instructions at Closing to its Argonaut Division to deliver to AAM all deeds, easements, books, records, plans, specifications, blue prints, reports and other writings and drawings in its control or possession which relate exclusively to the Real Property but excluding all GM internal environmental audit reports other than those referred to in Article VI hereof, any environmental bulletins prepared by GM and provided to the


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Business prior to the Closing, EMIS software and documents and Purdue University course materials. In addition, from time to time after the Closing, GM shall afford to officers, attorneys, accountants or other authorized representatives of AAM reasonable access to all of the books and records of GM which were not sold, transferred or conveyed to AAM at the Closing and which relate exclusively to the Business and AAM may, subject to reasonable restrictions of GM and at AAM's sole cost and expense be permitted to take extracts from, or to make copies of such books and records as may be reasonably necessary for AAM to conduct the Business; provided, however, that this sentence shall not apply to books and records which are subject to any attorney-client, work product, or other applicable privilege to which GM is the beneficiary.

     10.5. Technical and Other Assistance.

     A. Pursuant to the Transition Services Agreement, GM and AAM shall render transitional assistance to each other in order to smoothly transition the ownership of the Business from GM to AAM.

     B. Representatives of GM and AAM shall meet periodically to determine in good faith the appropriate method of and cost for any ongoing technical assistance necessary for AAM to conduct the Business on an ongoing basis.

     C. AAM shall from time to time at the reasonable request of GM, cooperate with GM in providing GM, to the extent possible through AAM employees formerly employed by GM, with technical assistance and information in respect to any claims


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                                                                             153

brought against GM involving products manufactured or assembled by the Business, including consultation and/or the appearance(s) of such persons on a reasonable basis as expert or fact witnesses in trials or administrative proceedings. GM shall reimburse AAM for its cost in providing such services.

     10.6. Post Closing Cooperation.

     A. After the date of the Closing, AAM shall from time to time, at GM's request and without further cost or expense to GM, prepare, execute and deliver to GM such other instruments of assumption and take such other action as GM may find reasonably necessary.

     B. After the date of the Closing, GM shall from time to time, at AAM's request and without further cost or expense to AAM, prepare, execute and deliver to AAM such documents and take such other action to effect the transfer of the Assets and the Business as contemplated by this Agreement as AAM may find reasonably necessary.

     C. AAM shall preserve and keep all books and records delivered to AAM by GM pursuant to the provisions of this Agreement for a period of seven (7) years from the date of the Closing, or for any longer period specified in writing by GM as may be required by any government agency, ongoing litigation, law, regulation, audit or appeal of Taxes or Tax examination at AAM's sole cost and expense. During such period, AAM shall make such books and records available to GM as may be reasonably required by GM in connection with any legal proceedings against or governmental investigations of GM or in connection with any


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                                                                             154

Tax examination, audit or appeal of Taxes of GM, the Business or the Assets. AAM shall indemnify GM for any taxes, interest, penalties or other such charges which are imposed on GM by any taxing authority resulting from AAM's failure to preserve and keep records pursuant to this Section 10.6.C. GM shall reimburse AAM for the reasonable out-of-pocket expenses incurred in connection with any request by GM to make available records pursuant to the foregoing sentence. In the event AAM wishes to destroy or dispose of such books and records, it shall first give ninety (90) days' prior written notice to the Chief Tax Officer of the GM Tax Staff at 3044 Grand Boulevard, Detroit, Michigan 48202, and GM shall have the right at its option, upon prior written notice given to AAM within sixty (60) days of receipt of AAM's notice, to take possession of said records within one hundred eighty (180) days after the date of AAM's notice to GM hereunder.

     D. For a period of five (5) years commencing at the date of the Closing, AAM shall maintain all Technical Documentation it acquires from GM in connection with the purchase of the Assets under Section 1.1 at a location at which they shall be reasonably accessible to GM upon request. During such five (5) year period, AAM shall not destroy or give up possession of its final copy of such documentation without offering GM the opportunity, at GM's expense but without any payment to AAM, to obtain a copy of such documentation.

     E. After the Closing and for so long as the Component Supply Agreement is in effect, AAM shall provide GM


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                                                                             155

with AAM's monthly financial statements certified by its chief financial officer and AAM's annual audited financial statement. In furtherance of and in the spirit of maintaining a Strategic Partnership, should a trend develop that indicates AAM's financial performance is deteriorating, including but not limited to the breach by AAM of any or all covenants contained in any agreement for the advance of funds to AAM by any lender, GM and AAM shall work together in good faith to arrive at an action plan acceptable to both Parties for AAM to implement to reverse AAM's deteriorating financial performance.

     F. GM shall take such action as may be reasonably necessary to segregate payments made or collections received on behalf of AAM after the date of the Closing, and AAM shall take such action as may be reasonably necessary to segregate payments made or collections received on behalf of GM after the date of the Closing, in order to ensure that the cost of the related liability or the benefits of the related assets accrue to the appropriate Party in accordance with the terms of this Agreement. To the extent that any such collections are received after the date of the Closing in the form of checks or other negotiable instruments payable to the other Party to this Agreement, GM or AAM, as appropriate, shall promptly take all necessary action to endorse such checks or instruments to permit the appropriate Party to collect the proceeds of such checks and instruments.

     G. If any Party to this Agreement is requested by the other Party, or on behalf of the other Party undertakes, to make payments or advance funds on behalf of such other Party to


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                                                                             156

facilitate the orderly consummation of the transition contemplated by this
Section 10.6.G., the Party on whose behalf such payments are made shall promptly reimburse the Party making such payments following receipt of appropriate documentation with respect to the payments.

     10.7. Three Rivers Bond Issues. GM covenants and agrees that it shall pay in full all debt service payments, including principal, interest, penalties, and premiums, if any, in connection with or related to currently outstanding water facilities bond, waste water bond, and sewer bond issues with respect to the Three Rivers, Michigan facility. GM agrees that it shall indemnify AAM against any loss, liability, damage, or expense as a result of the foregoing without the same being subject to any minimum, deductible, threshold, or similar amount.

     10.8. Patent infringement Claims and Suits. GM covenants and agrees that it shall defend diligently and in good faith the validity of all patents and related rights that are the subject of the lawsuits described on Exhibit 4.1.7, and it shall defend diligently and in good faith against any claims, lawsuits, or other actions which may arise out of the claims of infringement described on
Exhibit 4.1.7. GM agrees that it shall indemnify AAM against any loss, liability, damage, or expense as a result of the foregoing without the same being subject to any minimum, deductible, threshold, or similar amount.

     10.9. Propeller Shaft Assets. GM, at its sole expense, shall complete delivery to and installation at GM's facility at Three Rivers, Michigan, all the equipment and other


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                                                                             157

personal property needed to manufacture propeller shafts in accordance with the transition plan. GM agrees that it shall indemnify AAM against any loss, liability, damage, or expense as a result of the foregoing without the same being subject to any minimum, deductible, threshold, or similar amount.

                               XI. MISCELLANEOUS.

     11.1. Waiver Of Compliance With Bulk Sales Laws and Hold Harmless Agreement. AAM hereby waives compliance by GM with the provisions of the Bulk Sales Law of any state or foreign jurisdiction, and GM agrees to indemnify AAM against and hold AAM harmless from any and all claims, demands, liabilities, and obligations arising out of the failure or alleged failure of GM to comply with any such law in respect of the sale of the Assets to AAM.

     11.2. Notices. Except as otherwise provided in Section 10.6.C. relating to certain notices that are to be sent to the Chief Tax Officer of the GM Tax Staff, all notices, requests, consents or other communications permitted or required under this Agreement shall be in writing and shall be deemed to have been given when personally delivered or when sent via fax and first class mail, to the following:

     If to GM:           General Motors Corporation
                         767 Fifth Avenue
                         New York, New York  10153
                         Attn:  Treasurer

                         Fax No: (212) 418-3695

     With a copy to:     North American Truck Platform
                         Finance Director
                         31 E. Judson Street
                         Pontiac, Michigan  48342
                         Fax No: (810) 456-5979


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                                                                             158

                         and

                         Office of General Counsel
                         New Center One Building
                         3031 West Grand Boulevard
                         P. O. Box 33122
                         Detroit, Michigan  48232

     If to AAM:          American Axle & Manufacturing, Inc.
                         1840 Holbrook Avenue
                         Detroit, Michigan  48212
                         Attn:  Richard E. Dauch, President
                         Fax No: (313) 974-2070

     With a copy to:     Baker & Hostetler
                         3200 National City Center
                         1900 East Ninth Sweet
                         Cleveland, Ohio  44114
                         Attn:  R. Steven Kestner
                         Fax No: (216) 696-0740

provided, however, if either Party shall have designated a different addressee by notice, then to the last addressee so designated.

     11.3. Assignment. This Agreement shall be binding and inure to the benefit of the successors and assigns of each of the Parties hereto, but no rights, obligations, duties or liabilities of either Party may be assigned without the prior written consent of the other, which shall not be unreasonably withheld.

     11.4. Entire Agreement. This Agreement represents the entire agreement and understandings between the Parties with respect to the transactions contemplated herein. This Agreement supersedes all prior agreements, understandings, arrangements, covenants, representations or warranties, written or oral, by any officer, employee or representative of either Party dealing with the subject matter hereof.

     11.5. Waiver. Waiver by GM or AAM of any breach or of a failure to comply with any provision of this Agreement shall



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                                                                             159

not constitute, or be construed as, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any provision of this Agreement.

     11.6. Amendment. This Agreement may only be terminated or amended in writing by duly authorized representatives or officers of the Parties.

     11.7. Expenses. Each Party shall be responsible for its own expenses incurred in connection with the preparation of this Agreement, the performance of its obligations hereunder and with the consummation of the transactions contemplated hereby, except as otherwise expressly provided in this Agreement.

     11.8. Third Parties. Nothing contained in this Agreement is intended to or shall be construed to confer upon or give to any person, firm, corporation, association, labor union, trust, or governmental entity other than the Parties hereto and their respective permitted successors and assigns, any claims, rights, or remedies under or by reason of this Agreement.

     11.9. Headings. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

     11.10. Counterparts. This Agreement has be executed by the Patties in two counterparts. Each fully executed counterpart shall be deemed an original.

     11.11. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Michigan.


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                                                                             160

     11.12. Public Announcements. GM and AAM will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and shall not issue any press release or make any public statement without mutual consent, except as may be required by law and then only with such prior consultation.

     11.13. Sales or Transfer Taxes. All costs relating to the Closing of the transactions contemplated hereby, including all sales taxes, documentary and stamp taxes, use taxes, gross receipt taxes in connection with the transfer of the Assets, as well as any permit, transfer and filing fees required in order to obtain governmental approvals and consents relating to the transactions contemplated by this Agreement and any related agreements, including the fees associated with AAM's filings under HSR, shall be paid by AAM; except that real estate transfer taxes and all charges incurred in filing and recording real property documents shall be paid by GM.


     11.14. Tax Matters.

     A. GM will be responsible for the preparation and filing of all applicable Tax Returns for the Business for all periods on or prior to the Closing as well as with respect to periods for which the consolidated, unitary and combined Tax Returns of GM will include the operations of the Business. GM will make all payments required with respect to any such Tax Return.


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                                                                             161

     B. AAM will be responsible for the preparation and filing of all applicable Tax Returns for the Business for all periods after the Closing (other than for Taxes with respect to periods for which the consolidated, unitary, and combined Tax Returns of GM will include the operations of the Business). AAM will make all payments required with respect to any such Tax Return.

     C. GM and AAM will cooperate in connection with (i) the preparation of filing of any Tax Return, tax election, Tax consent or certification, or any claim for a Tax refund, (ii) any determination of liability for Taxes, and (iii) any audit, examination or other proceeding in respect of Taxes related to the Business or the Assets. Such cooperation includes direct access to engineering and contracting personnel.

     D. All real estate taxes and general assessments and personal property taxes shall be allocated and prorated between the Parties as of the date of Closing in accordance with local practice. With respect to the Real Property at Tonawanda, if such Real Property is not separately assessed for real estate tax purposes, such real estate taxes shall be further pro rated based upon the portion of the property covered by the tax bills which is included within the Assets and that portion which is not included within the Assets as set forth on
Exhibit 7.4.

     E. GM shall cause all utility meters to be read as of the date of the Closing. GM shall pay all utility charges through the date of the Closing and AAM shall be responsible for all utility charges relating to subsequent periods.


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                                                                             162

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized signatories at Detroit, Michigan.

GENERAL MOTORS CORPORATION                   AMERICAN AXLE & MANUFACTURING, INC.

By:/s/ J.H. Mark, Jr.                        By:/s/ R.E. Dauch
   ----------------------------                 --------------------------------

Print Name:John H. Mark, Jr.                 Print Name:R.E. Dauch



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                                                                             163

                                INDEX OF EXHIBITS

     1.1        Strategic partnership letter

     1.1.1      List of real estate sold.

     1.1.2.A.   List of machinery and equipment sold.

     1.1.2.B.   List of privileges.

     1.1.2.C. Listing of all purchase orders, sale agreements, etc., and agreements entered into in the ordinary course of business.

     1.1 .3.    Patents transferred.

     1.1.4.     Licenses, Permits and Approvals transferred.

     1 .2.4.    Excluded Assets.

     3.1.       Contracts, Licenses and Permits Not Assumed

     4.1.4.     Permitted Encumbrances and Records

     4.1.4.C.   Title and Condition of Real Property

     4.1.6.     Pending litigation, investigations, inquiries.

     4.1.7.     Patent and Technical Documentation Infringement

     4.1.8.     List of Exceptions to Applicable Laws

     4.1.10.    Consents

     4.1.13     Regulatory Matters

     4.1.15.    Restrictive Documents or Laws

     4.1.17.B.  List of Unfair Labor Charges

     4.1.19.    Certain Employee Benefit Plans

     5.1.1.     Employees of the Business

     6.1.1.     Environmental Confidentiality Agreement


     6.2.1.A.   Environmental Compliance

     6.2.2.     Environmental Permits

     7.2.A.     Title Insurance Amounts

     7.4.       Tonawanda Separation Plan

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                                                                             164

     7.6.C.        Valuation Agreement

     8.1.4.B.      Registration Rights Agreement

     8.1.4.C.      Indemnification Agreement

     8.1.4.D.      Component Supply Agreement

     8.1.4.E.      Option to Purchase Equipment Agreement

     8.1.4.F.      Access and Security Agreement

     8.1.4.G.      Transition Services Agreement

     8.1.4.H.(i)   GMCL Purchase Order Agreement

     8.1.4.H.(ii)  GMCL Supply Agreement

     8.2.5.        Restated Certificate of Incorporation of AAM

     8.2.6.        Bylaws of AAM